Exhibit 10.1

STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT is made and entered into as of this 15th day of February, 2005, by and among IVAX CORPORATION, a Florida corporation (“IVAX”), PSI HOLDINGS, INC., a Delaware corporation (“PSI”), PHOENIX SCIENTIFIC, INC., a Delaware corporation (“Phoenix”), Green Equity Investors III, L.P., a Delaware limited partnership (“GEI III”), Green Equity Investors Side III, L.P., a Delaware limited partnership (“GEI Side III”), the other stockholders and warrantholders of PSI set forth on the signature pages hereto and, solely to acknowledge and agree to the provisions of Article 11, Leonard Green & Partners, L.P., a Delaware limited partnership (“LGP”).

RECITALS

     WHEREAS, PSI is the holding company for Phoenix, which is a manufacturer and supplier of pharmaceutical products to the United States animal health marketplace; and

     WHEREAS, the Sellers own that number of PSI Shares or PSI Warrants set forth opposite each such Seller’s name on Schedule I hereto;

     WHEREAS each of the other stockholders of PSI set forth on Schedule I attached hereto that has not executed this Agreement on the date hereof shall execute and deliver an instrument of joinder prior to the Closing Date whereby each shall become a party to this Agreement; and

     WHEREAS, the parties hereto desire to enter into this Agreement pursuant to which the Sellers propose to sell to IVAX, and IVAX proposes to purchase from the Sellers, all of the PSI Shares and PSI Warrants, on the terms and subject to the conditions contained in this Agreement.

AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the respective mutual agreements, covenants, representations and warranties contained herein, the parties hereto hereby agree as follows:

ARTICLE 1
Definitions

     In addition to terms defined in the Preamble and the Recitals and terms defined elsewhere in this Agreement, the following terms when utilized in this Agreement shall have the meanings indicated, which meanings shall be equally applicable to both the singular and plural forms of such terms:

     “Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person, and any executive officer or director of such Person. For purposes of the foregoing sentence, the term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     “Affiliate Loan” shall mean any obligation for money borrowed by or for the benefit of any Seller from Phoenix or PSI (other than advances of business expenses and other advances made in the Ordinary Course of Business).

     “Agency” shall mean any federal, state, municipal, county, parish, local, foreign or other judicial, governmental or regulatory authority, agency or instrumentality.

     “Aggregate Common Equivalent Cash Consideration” shall mean an amount equal to (i) the Cash Consideration, minus (ii) the Aggregate Series A Consideration, minus (iii) the Aggregate Series B Consideration, minus (iv) the Management Shares Cash Consideration.

     “Aggregate Series A Consideration” shall mean an amount equal to the Series A Preferred Share Purchase Price multiplied by the number of shares of Series A Preferred Stock issued and outstanding immediately prior to the Closing.

     “Aggregate Series B Consideration” shall mean an amount equal to the Series B Preferred Share Purchase Price multiplied by the number of shares of Series B Preferred Stock issued and outstanding immediately prior to the Closing.

     “Agreement” shall mean this stock purchase agreement together with all exhibits and schedules contemplated hereby.

     “Balance Sheet Date” shall mean December 31, 2004.

     “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which the banks in Miami, Florida are authorized or obligated by applicable Law to close.

     “Basket Limitation” shall have the meaning set forth in Section 7.3.

     “Cap Limitation” shall have the meaning set forth in Section 7.3.

     “Cash Consideration” shall mean cash in immediately available funds in the amount of one hundred ninety-six million eight hundred fifty thousand dollars ($196,850,000);

     “Closing” shall have the meaning set forth in Section 2.2.

     “Closing Date” shall have the meaning set forth in Section 2.2.

     “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     “Commission” shall have the meaning set forth in Section 5.4.

     “Company Employees” shall have the meaning set forth in Section 6.16.

     “Confidentiality Agreement” shall mean that certain letter agreement dated November 19, 2004, by and among Phoenix, LGP and IVAX.

     “Consent” shall mean any consent, approval, waiver or authorization of, or registration, qualification, designation, declaration or filing with, any Person.

     “Contract” shall mean any contract, undertaking, commitment, arrangement, plan or other legally binding agreement or understanding.

     “Court” shall mean any federal, state, municipal, county, parish, local, foreign or other court or judicial entity.

     “Damages” shall have the meaning set forth in Section 7.3.

     “Delaware GCL” shall mean the Delaware General Corporation Law.

     “Director/Officer Indemnitees” shall have the meaning set forth in Section 6.17.

     “Domain Names” shall have the meaning set forth in the definition of Intellectual Property in this Article 1.

     “Environmental Law” shall mean any federal, state, municipal, county, parish, local or foreign Law or Order relating to pollution, investigation, remediation, restoration or protection of the environment or natural resources (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, any Law relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or Hazardous Substances or wastes into the environment, or otherwise relating to the generation, management, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of chemicals, pollutants, contaminants, or industrial, toxic or Hazardous Substances or wastes.

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

     “Escrow Agent” shall have the meaning set forth in Section 2.3.

     “Escrow Agreement” shall have the meaning set forth in Section 2.3.

     “Escrow Fund” shall have the meaning set forth in Section 7.5.1.

     “Exchange Act” shall have the meaning set forth in Section 5.5.

     “Exchange Act Reports” shall have the meaning set forth in Section 5.5.

     “Final Expiration Date” shall mean September 15, 2008.

     “First Expiration Date” shall mean the date that is the later of (i) fifteen months after the Closing Date and (ii) September 15, 2006.

     “Fully Diluted Common Shares Number” shall mean the sum of the number of shares of PSI Common Stock issued and outstanding immediately prior to the Closing plus the number of shares of PSI Common Stock issuable upon exercise of each PSI Warrant outstanding immediately prior to the Closing.

     “GAAP” shall mean accounting principles generally accepted in the United States.

     “GEI III” shall have the meaning set forth in the Preamble.

     “GEI Side III” shall have the meaning set forth in the Preamble.

     “Hazardous Substance” means any substance, material, or waste that is listed, classified or regulated in any concentration pursuant to any Environmental Law, including without limitation any petroleum hydrocarbon, polychlorinated biphenyls, radioactive materials or radon.

     “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     “Indemnified Amount” shall have the meaning set forth in Section 7.5.

     “Initial IVAX Shares Consideration Amount” shall mean an amount equal to sixty-two million five hundred thousand dollars ($62,500,000).

     “Initial Per Share IVAX Shares Consideration” shall mean (i) (A) the Initial IVAX Shares Consideration Amount, plus the Management Shares Cash Consideration, divided by (B) the Fully Diluted Common Shares Number divided by (ii) the IVAX Shares Average Closing Price.

     “Initial Per Share Management IVAX Shares Consideration” shall mean a number of shares of IVAX Common Stock equal to (i) the difference between (A)(1) the Initial IVAX Shares Consideration Amount, plus the Management Shares Cash Consideration, divided by (2) the Fully Diluted Common Shares Number minus (B) $1.00 divided by (ii) the IVAX Shares Average Closing Price.

     “Intellectual Property” shall mean any or all of the following and any and all rights in or arising out of: (a) all discoveries, processes, designs, techniques, developments, technology and inventions and all improvements of any of the foregoing (in each case, whether patentable or unpatentable and whether or not reduced to practice), and all patents, patent applications, and patent disclosures, together with all reissuances, renewals, confirmations, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, servicemarks, trade dress, logos, trade names, and corporate names, and all applications, registrations, and renewals in connection therewith (“Trademarks”); (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all trade secrets (including, without limitation, any of the following that constitute trade secrets: ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (e) all systems, computer programs and software (including, without limitation, data and source and object codes and related documentation) other than “off the shelf” computer software generally available to the public; and (f) domain names, uniform resource locators and other Internet or similar addresses or identifiers (“Domain Names”).

     “IRS” shall mean the United States Internal Revenue Service.

     “IVAX” shall have the meaning set forth in the Preamble.

     “IVAX Common Stock” shall mean the common stock, par value $0.10 per share, of IVAX.

     “IVAX Indemnified Party” shall have the meaning set forth in Section 7.3.

     “IVAX Material Adverse Effect” shall mean any circumstance, change in, or effect on IVAX or any of its subsidiaries that, individually or in the aggregate with any other circumstances, changes or effects, has a material adverse effect on the business, financial condition or operations of IVAX and its subsidiaries taken as a whole; provided, however, that the effects of changes that are generally applicable to (a) the industries and markets in which IVAX and its subsidiaries operate, (b) the United States economy or (c) the United States securities markets shall be excluded from the determination of IVAX Material Adverse Effect; and provided, further, however, that any adverse effect on IVAX or its subsidiaries resulting from the execution of this Agreement, any public announcement relating to this Agreement or the consummation of the transactions contemplated by this Agreement (other than the failure of IVAX to obtain any Consent required or necessary to be obtained in connection with this Agreement) shall also be excluded from the determination of IVAX Material Adverse Effect.

     “IVAX Plan” shall have the meaning set forth in Section 6.16.

     “IVAX Shares Average Closing Price” shall mean the average closing price of a share of IVAX Common Stock on the American Stock Exchange during the ten (10) trading days preceding the date which is two (2) business days prior to the Closing.

     “Knowledge” or similar phrases shall mean, with respect to any representation or warranty or other statement in this Agreement qualified by reference to the knowledge of any party, the actual (and not constructive or imputed) knowledge of such party. Where reference is made to the knowledge of PSI or similar phrases, such reference shall be deemed to include the individuals set forth on Schedule 1, each of whom shall be deemed to have read this Agreement, including, without limitation, the representations and warranties set forth in Article 3.

     “Law” shall mean any federal, state, municipal, county, parish, local, foreign or other governmental law, rule, regulation, ordinance, statute or directive.

     “Leonard Green” shall mean GEI III and GEI Side III.

     “LGP” shall have the meaning set forth in the Preamble.

     “License” shall mean any license, franchise, approval, registration, certificate, permit, planning, permission or other authorization.

     “Lien” shall mean any lien, claim, charge, mortgage, security interest or other encumbrance of any nature whatsoever.

     “Management Agreement” shall mean that certain Amended and Restated Management Services Agreement, dated February 25, 2004, between Phoenix and LGP.

     “Management Common Share” shall have the meaning set forth in Section 2.3.

     “Management Shares Cash Consideration” shall mean an amount equal to $1.00 multiplied by the number of Management Common Shares issued and outstanding immediately prior to the Closing.

     “Most Recent Balance Sheet” shall mean the audited consolidated balance sheets of PSI as of December 31, 2004.

     “Note Redemption Date” shall have the meaning set forth in Section 6.12.

     “Order” shall mean any judgment, injunction, notice, suit, decree or order of any Court or Agency.

     “Ordinary Course of Business” shall mean the ordinary course of business of PSI and Phoenix and consistent with past custom and practice.

     “Per Common Equivalent Cash Consideration” shall mean an amount equal to (i) the sum of (A) the Aggregate Common Equivalent Cash Consideration plus (B) an amount equal to the aggregate exercise price per share of PSI Common Stock of each PSI Warrant outstanding immediately prior to the Closing, divided by (ii) the Fully Diluted Common Shares Number.

     “Person” shall mean any natural person, corporation, unincorporated organization, partnership, limited liability company, association, joint-stock company, joint venture, trust, entity or government, or any Agency.

     “Phoenix” shall have the meaning set forth in the Preamble.

     “Phoenix Common Stock” shall mean the common stock, par value $0.01 per share, of Phoenix.

     “Phoenix Notes” shall mean the 11.5% Senior Secured Notes due 2009 issued by Phoenix.

     “Products” shall have the meaning set forth in Section 3.38.

     “PSI” shall have the meaning set forth in the Preamble.

     “PSI Commitments” shall have the meaning set forth in Section 3.28.

     “PSI Common Stock” shall mean the common stock, par value $0.01 per share, of PSI.

     “PSI Financial Statements” shall mean (i) the audited consolidated balance sheets of PSI as of December 31 in each of the fiscal years 2004, 2003 and 2002, together with the audited consolidated statements of income, shareholders’ equity and cash flows for the twelve-month periods ended December 31, 2003 and 2004 and for the period from October 2, 2002 through

December 31, 2002, and the footnotes related thereto, certified without qualification by KPMG LLP and (ii) the audited statements of income, shareholders’ equity and cash flows of Phoenix for the period from January 1, 2002 through October 1, 2002, and the footnotes related thereto, certified without qualification by KPMG LLP.

     “PSI Intellectual Property” means any Intellectual Property that is owned by or is licensed to or by PSI or Phoenix, excluding Intellectual Property licensed implicitly or by operation of law (e.g., the implied license to use a patented article after a first sale thereof).

     “PSI Leases” shall have the meaning set forth in Section 3.17.

     “PSI Material Adverse Effect” shall mean any circumstance, change in, or effect on PSI or Phoenix that, individually or in the aggregate with any other circumstances, changes or effects, has a material adverse effect on the business, financial condition or operations of PSI or Phoenix; provided, however, that the effects of changes that are generally applicable to (a) the industries and markets in which PSI or Phoenix operate, (b) the United States economy or (c) the United States securities markets shall be excluded from the determination of PSI Material Adverse Effect; and provided, further, however, that any adverse effect on PSI or Phoenix resulting from the execution of this Agreement, any public announcement relating to this Agreement, the consummation of the transactions contemplated by this Agreement (other than the failure of PSI or Phoenix to obtain any Consent required or necessary to be obtained in connection with this Agreement) or the transactions contemplated by this Agreement shall also be excluded from the determination of PSI Material Adverse Effect.

     “PSI Pension Plan” shall have the meaning set forth in Section 3.22.

     “PSI Plans” shall mean each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) all other material pension, retirement, stock purchase, stock bonus, stock option, profit sharing, excess benefit, savings, deferred compensation, bonus, incentive, severance, termination and fringe benefit plans, programs or arrangements maintained, contributed to or required to be contributed to, by or on behalf of PSI or Phoenix and as to which PSI or Phoenix has any liability with respect to any current or former director, officer, consultant or employee of PSI or Phoenix.

     “PSI Properties” shall have the meaning set forth in Section 3.15.

     “PSI Real Property” shall have the meaning set forth in Section 3.17.

     “PSI Securities” shall mean shares of PSI Series A Preferred Stock, PSI Series B Preferred Stock and PSI Common Stock, and PSI Warrants.

     “PSI Series A Preferred Stock” shall mean the 14% Series A Redeemable Cumulative Preferred Stock, par value $0.01 per share, of PSI.

     “PSI Series B Preferred Stock” shall mean the 12% Series B Redeemable Cumulative Preferred Stock, par value $0.01 per share, of PSI.

     “PSI Shares” shall mean each share of PSI Common Stock, PSI Series A Preferred Stock and PSI Series B Preferred Stock issued and outstanding on the date hereof.

     “PSI Stockholders Agreement” shall mean that certain Stockholders Agreement of PSI, dated October 2, 2002, between Leonard Green and the other stockholders of PSI.

     “PSI Warrants” shall mean the warrants issued by PSI, each of which is exercisable to purchase one (1) share of PSI Common Stock.

     “PSI Welfare Plan” shall have the meaning set forth in Section 3.22.

     “Registered Intellectual Property” means all United States, international and foreign: (a) patents and patent applications (including, without limitation, provisional applications); (b) registered Trademarks; (c) registered copyrights and applications for copyright registration; and (d) Domain Name registrations.

     “Registration Statement” shall have the meaning set forth in Section 5.8.

     “Representatives” shall have the meaning set forth in Section 11.2.

     “Represented Holder” shall have the meaning set forth in Section 11.1.

     “Rules” shall have the meaning set forth in Section 5.8.

     “Securities Act” shall have the meaning set forth in Section 5.8.

     “Sellers” shall mean GEI III, GEI Side III, each of the other stockholders and warrantholders of PSI signatory hereto and each of the other stockholders and warrantholders who shall execute an instrument of joinder to become a party to this Agreement after the date hereof and prior to the Closing Date.

     “Sellers’ Representative” shall have the meaning set forth in Section 11.1.

     “Series A Preferred Share Purchase Price” shall have the meaning set forth in Section 2.3.

     “Series B Preferred Share Purchase Price” shall have the meaning set forth in Section 2.3.

     “Subsidiary” (whether or not capitalized) shall mean any corporation fifty percent (50%) or more of whose outstanding voting securities, or any partnership, limited liability company, joint venture or other entity fifty percent (50%) or more of whose equity or ownership interests, are directly or indirectly owned by a Person.

     “Subsequent IVAX Shares Consideration” shall mean a number of shares of IVAX Common Stock equal to twelve million five hundred thousand dollars ($12,500,000) divided by the IVAX Shares Average Closing Price, rounded down to the nearest whole share.

     “Tax” shall mean any federal, state, municipal, county, parish, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax.

     “Termination Date” shall have the meaning set forth in Section 10.1.

     “Third Party Claim” shall have the meaning set forth in Section 7.4.

     “Trademarks” shall have the meaning set forth in the definition of Intellectual Property in this Article 1.

ARTICLE 2
Sale and Purchase

     2.1 Sale and Purchase. On the terms and subject to the conditions of this Agreement, each of the Sellers agrees to sell the PSI Securities set forth opposite such Seller’s name on Schedule I attached hereto (which, in the aggregate, constitute at least 90% of all of the issued and outstanding PSI Securities of each class) to IVAX free and clear of all Liens, and IVAX agrees to purchase such PSI Securities. Such sale and purchase shall occur at the Closing.

     2.2 Closing. Subject to the satisfaction or waiver of all of the conditions set forth in Articles 8 and 9 of this Agreement (other than conditions that can only be satisfied on the Closing Date, but subject to the waiver or satisfaction of these conditions), the closing of the transactions contemplated hereunder (the “Closing”) shall take place at the offices of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., Museum Tower, Suite 2200, 150 West Flagler Street, Miami, Florida 33130, at 10:00 a.m., local time, on the earlier of: (x) such Business Day as IVAX and the Sellers’ Representative may mutually designate in writing promptly after the satisfaction or waiver of all of the conditions set forth in Articles 8 and 9 of this Agreement (other than conditions that can only be satisfied on the Closing Date, but subject to the waiver or satisfaction of these conditions), and (y) the Termination Date. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed. At the Closing, the Sellers and PSI, as the case may be, will deliver, or will cause to be delivered, to IVAX, the certificates, Consents and other items described in Article 9, and such other documents and instruments as IVAX may reasonably request. At the Closing, IVAX will deliver, or will cause to be delivered, to PSI or the Sellers, as the case may be, the certificates and other items described in Article 8, and such other documents and instruments as PSI may reasonably request. The date on which the Closing occurs shall be referred to herein as the “Closing Date.”

     2.3 Allocation of Consideration; Other Proceedings at Closing.

          2.3.1 Allocation of Consideration. At the Closing, IVAX shall:

     (i) deliver:

     (A) for each share of PSI Series A Preferred Stock issued and outstanding on the Closing Date, an amount in cash equal to the Liquidation Preference in respect thereof (as defined in the Restated

Certificate of Incorporation of PSI) as of the Closing Date (the “Series A Preferred Share Purchase Price”); plus

     (B) for each share of PSI Series B Preferred Stock issued and outstanding on the Closing Date, an amount in cash equal to the Liquidation Preference in respect thereof (as defined in the Restated Certificate of Incorporation of PSI) as of the Closing Date (the “Series B Preferred Share Purchase Price”); plus

     (C) for each share of PSI Common Stock issued and outstanding on the Closing Date that is held by a member of the management team of PSI as indicated on Schedule I attached hereto (each such share, a “Management Common Share”), (1) an amount in cash equal to the sum of (x) $1.00 and (y) the Per Common Equivalent Cash Consideration plus (2) a number of shares of IVAX Common Stock equal to the Initial Per Share Management IVAX Shares Consideration, rounded down to the nearest whole share, with cash paid in lieu of any fractional shares so rounded down; plus

     (D) for each share of PSI Common Stock issued and outstanding on the Closing Date that is not a Management Common Share, (1) an amount in cash equal to the Per Common Equivalent Cash Consideration plus (2) a number of shares of IVAX Common Stock equal to the Initial Per Share IVAX Shares Consideration, rounded down to the nearest whole share, with cash paid in lieu of any fractional shares so rounded down; plus

     (E) for each PSI Warrant outstanding on the Closing Date, (1) an amount in cash equal to the difference between (x) the Per Common Equivalent Cash Consideration minus (y) the exercise price per share of PSI Common Stock of such PSI Warrant plus (2) a number of shares of IVAX Common Stock equal to the Initial Per Share IVAX Shares Consideration, rounded down to the nearest whole share, with cash paid in lieu of any fractional shares so rounded down;

     (ii) deliver the Subsequent IVAX Shares Consideration to an escrow agent designated and compensated by IVAX and reasonably acceptable to PSI (the “Escrow Agent”), for the benefit of the record holders of shares of PSI Common Stock and PSI Warrants immediately prior to the Closing, in accordance with an escrow agreement substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”).

          2.3.2 The cash amounts payable pursuant to Section 2.3.1(i) shall be made by IVAX to each of the Sellers by wire of immediately available funds to such account or accounts as the Sellers’ Representative shall specify in writing at least 3 days prior to the Closing Date, and the certificates representing shares of IVAX Common Stock deliverable pursuant to Section 2.3.1(i) shall be delivered to the Sellers’ Representative for distribution to the Sellers.

          2.3.3 To the extent that a Seller has an Affiliate Loan obligation as set forth in Schedule 2.3.3, as of the date of any payment to such Seller pursuant to this Agreement, the amount of such payment shall be reduced by the amount owing from such Seller at the time of such payments. The amount of any such reduction shall represent repayment and full satisfaction to PSI or Phoenix, as the case may be, of the same amount so owing.

          2.3.4 In the event this Agreement is executed (either on the date hereof or through the execution of an instrument of joinder to this Agreement) by Sellers beneficially owning fewer than 100% of the issued and outstanding PSI Shares, the consideration provided for in this Article 2 will be proportionately reduced, and such consideration will be paid to the Sellers subsequently by IVAX as merger consideration following consummation of a “short form” merger in compliance with Delaware law. In such event, the indemnification provisions of Section 7.3 will apply in respect of any assertion of dissenters’ or appraisal rights.

          2.3.5 At the Closing, the Sellers shall deliver to IVAX one or more certificates representing all of the securities owned by such Sellers set forth on Schedule I attached hereto, and each such certificate shall be duly and validly endorsed in favor of IVAX or accompanied by a duly and validly executed stock power.

ARTICLE 3
Representations and Warranties of PSI

     Except as set forth in the disclosure Schedules to this Agreement, which Schedules are incorporated by reference herein, or as disclosed in the PSI Financial Statements, PSI represents and warrants to IVAX that all of the statements contained in this Article 3 are true as of the date of this Agreement (or, if made as of a specified date, as of such date). For purposes of the representations and warranties of PSI contained herein, disclosure in any Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations and warranties by PSI calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations or warranties, if it would be clearly apparent to a person other than a member of management of PSI or Phoenix that it is also applicable to such other Schedule. The inclusion of any information in any Schedule or other document delivered by PSI pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

     3.1 Organization, Standing and Power. Each of PSI and Phoenix is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use and to engage in and consummate the transactions contemplated hereby. Each of PSI and Phoenix is duly qualified to do business as a foreign corporation, and is in good standing, under the laws of each jurisdiction in which either the ownership or use of the properties or assets owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or in good standing would not individually or in the aggregate, have a PSI Material Adverse Effect. Each of PSI and Phoenix has full corporate power and authority to enter into this Agreement and consummate the transactions contemplated hereby.

     3.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement by each of PSI and Phoenix and the consummation of the transactions contemplated hereby by each of PSI and Phoenix have been duly authorized by all requisite corporate action on the part of each of PSI and Phoenix. Assuming the due authorization, execution and delivery of this Agreement by each of the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of each of PSI and Phoenix, enforceable against each of PSI and Phoenix in accordance with its terms, except to the extent that its enforcement is limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the enforcement of creditors’ rights generally and except insofar as the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be limited by applicable Law.

     3.3 No Violation or Conflict. Except for the Consents as may be required under, and other applicable requirements of, the HSR Act, the execution, delivery and performance of this Agreement by each of PSI and Phoenix and the consummation by each of PSI and Phoenix of the transactions contemplated hereby: (a) do not and will not violate or conflict with any term or provision of the Certificate of Incorporation or Bylaws (or other organizational documents) of PSI or Phoenix; (b) do not and will not violate any Law or, to the Knowledge of PSI, any Order applicable to PSI or Phoenix (other than such violations which (i) would not, individually or in the aggregate, have a PSI Material Adverse Effect or (ii) would become applicable as a result of the business or activities in which IVAX is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, IVAX); and (c) do not and will not, with or without the passage of time or the giving of notice or both, result in the breach or violation of, or constitute a default, cause the acceleration of performance or require any Consent under or result in the creation of any Lien upon, any PSI Security, any capital stock of Phoenix or any property or asset of PSI or Phoenix pursuant to any Contract to which PSI or Phoenix is a party, except for those Contracts listed on Schedule 3.3(i). Schedule 3.3(ii) lists the Consents (and the Contracts set forth on Schedule 3.3(i) which give rise to such Consents) that PSI or Phoenix are required to obtain prior to the Closing. Except as set forth on Schedule 3.3(iii), there is no Consent which if not obtained prior to the Closing could, individually or in the aggregate, have a PSI Material Adverse Effect.

     3.4 Certificate of Incorporation, Bylaws and Minute Books. A true and complete copy of the Certificate of Incorporation (as amended and in effect), Bylaws (as amended and in effect) and minute books of each of PSI and Phoenix have been made available to IVAX or its representatives on or prior to the date hereof. A true and complete copy of records of all transfers and cancellations of securities of PSI since its merger with PSI Acquisition Sub Inc. in 2002 has been made available to IVAX or its representatives prior to the date hereof.

     3.5 Consent of Agencies. Except for notification pursuant to, and expiration or termination of the waiting period under, the HSR Act, no Consent of any Agency is required to be made, filed or obtained by PSI or Phoenix in connection with the execution, delivery or performance by PSI, Phoenix or any Seller of this Agreement or the consummation by PSI, Phoenix or any Seller of the transactions contemplated hereby, except for such Consents, if not made, filed or obtained by PSI or Phoenix or any Seller, which would not, individually or in the aggregate, have a PSI Material Adverse Effect.

     3.6 PSI Financial Statements. PSI has made available to IVAX or its representatives true and complete copies of the PSI Financial Statements. The PSI Financial Statements have been prepared from the books and records of PSI and Phoenix, have been prepared in accordance with

GAAP applied on a consistent basis during the periods presented (except as may be stated in the notes thereto), and present fairly the financial condition, results of operations and cash flows of PSI and Phoenix as of the times and for the periods referred to therein in all material respects.

     3.7 Absence of Undisclosed Liabilities. Except as set forth in the PSI Financial Statements referred to in the preamble to this Article 3 or on Schedule 3.7, and except for liabilities, commitments and obligations incurred since the Balance Sheet Date incurred in the Ordinary Course of Business, none of which would give rise to a breach of the representation and warranty set forth in Section 3.28.2 hereof, neither PSI nor Phoenix has any liability, commitment or obligation material to PSI or Phoenix, whether absolute, unaccrued, contingent or otherwise, that would be required to be disclosed, reflected or reserved against in a balance sheet of PSI or Phoenix (including the related notes thereto, where applicable) prepared in accordance with GAAP.

     3.8 Subsidiaries. PSI does not have, and has never had, any Subsidiaries other than Phoenix and PSI Acquisition Sub, Inc., a Delaware corporation. Except as set forth on Schedule 3.8, Phoenix has no Subsidiaries. The authorized capital stock of Phoenix consists solely of one thousand (1,000) shares of Phoenix Common Stock, of which one thousand (1,000) shares are issued and outstanding, one hundred percent (100%) of which are owned by PSI. Except as set forth on Schedule 3.8 and for the Phoenix Common Stock owned by PSI, neither PSI nor Phoenix owns any capital stock or other equity or ownership interest in any entity (including, without limitation, any corporation, unincorporated organization, partnership, limited liability company, association, joint-stock company, joint venture or trust). All such capital stock and other equity or ownership interests, including, without limitation the capital stock and other equity or ownership interests set forth on Schedule 3.8 and the Phoenix Common Stock, are solely owned of record and beneficially owned by either PSI or Phoenix, as the case may be, free and clear of any and all Liens.

     3.9 Brokers and Finders. Except as set forth on Schedule 3.9 and except for the fee of LGP, to be paid as set forth in Section 8.11, neither PSI, Phoenix, any Seller nor their respective Affiliates has employed any financial advisor, broker or finder and none of them has incurred and none of them will incur any broker’s, finder’s, investment banking, or similar fees, commissions or expenses to any other Person in connection with the transactions contemplated by this Agreement.

     3.10 Capitalization. The authorized capital stock of PSI consists solely of (a) fifty million (50,000,000) shares of PSI Common Stock, of which forty million (40,000,000) shares are issued and outstanding, (b) six million (6,000,000) shares of preferred stock, par value $0.01 per share, of which (i) three million (3,000,000) shares have been designated as PSI Series A Preferred Stock, of which two million seven hundred thirty-one thousand one hundred eighty-three (2,731,183) shares are issued and outstanding and (ii) three million (3,000,000) shares have been designated as PSI Series B Preferred Stock, of which two million seven hundred thirty-one thousand one hundred eighty-three (2,731,183) shares are issued and outstanding. No class of equity securities of PSI exists other than the stock noted above. The stock noted above represents one hundred percent (100%) of the issued and outstanding capital stock of PSI. All of the outstanding shares of the PSI Shares have been duly authorized and validly issued and are credited as fully paid and non-assessable, with no personal liability attaching to the ownership thereof. Except as set forth on Schedule 3.10, there are no dividends which have accrued or been declared but are unpaid on the capital stock of PSI. No securities issued by PSI from the date of its incorporation to the date hereof were issued in violation of the preemptive or similar rights of any Person. All Taxes (including, without limitation, documentary stamp Taxes) required to be paid in connection with the issuance and any transfers of any shares of the PSI Shares prior to the date hereof have been paid.

     3.11 Stock Options, Warrants, Rights. Except as set forth on Schedule 3.11 and except for three million ten thousand seven hundred fifty-two (3,010,752) PSI Warrants with an exercise price of $0.01 per share of PSI Common Stock, neither PSI nor Phoenix has any (a) commitment to issue, sell or repurchase, and there are no rights, subscriptions, warrants, options, conversion rights, calls, preemptive rights or agreements of any kind outstanding to issue or sell, any shares of any of their respective capital stock (except as set forth in the PSI Stockholders Agreement) or (b) securities or obligations of any kind convertible or exchangeable into shares of any class of their respective capital stock.

     3.12 Compliance with Laws. Except as set forth on Schedule 3.12, each of PSI and Phoenix has all Licenses, certificates of authority, Orders and approvals of, and has made all filings, applications and registrations with, all Agencies that are required in order to permit each to lawfully carry on its respective business as presently conducted, including, without limitation, under the Food, Drug and Cosmetic Act of 1938, as amended, and the rules and regulations of the Food and Drug Administration and any other Agency with jurisdiction over PSI or Phoenix or their respective businesses or operations, except for failures to hold such Licenses, certificates of authority, Orders and approvals and failures to have made such filings, applications and registrations, which, individually or in the aggregate, would not have a PSI Material Adverse Effect. All such Licenses, certificates of authority, Orders and approvals are in full force and effect and no suspension or cancellation of any of them is pending or, to the Knowledge of PSI, threatened. Neither PSI nor Phoenix is in material default under any such License, certificate of authority, Order or approval. Neither PSI nor Phoenix has received written notice that any Agency will not renew any currently held License, certificate of authority, Order or approval of such Agency in the ordinary course of business or will do so only upon unduly burdensome conditions. Except as set forth on Schedule 3.3(ii), neither this Agreement nor the transactions contemplated hereby shall cause the revocation or cancellation of any License, certificate of authority, Order or approval, except for any such event that would not, individually or in the aggregate, have a PSI Material Adverse Effect. Except as set forth on Schedule 3.12 and except for instances of noncompliance as would not, individually or in the aggregate, cause a PSI Material Adverse Effect, each of PSI and Phoenix has conducted its business in compliance with all applicable Laws and Orders including, without limitation, Laws relating to (a) product quality and the licensing, development, manufacture, packaging, distribution and marketing of products, (b) equal employment, discrimination, employment and health and safety, (c) building, zoning and land use and (d) disclosure, usury, foreign corrupt practices and antitrust. No representation or warranty is made in this Section 3.12 with respect to Environmental Laws. The forms, procedures, and practices used by PSI and Phoenix including, without limitation, those relating to the licensing, development, manufacture, packaging, distribution and marketing of products and to sales, marketing, advertising, distribution and collection activities are in compliance with all such Laws and Orders, except for instances of noncompliance as would not, individually or in the aggregate, cause a PSI Material Adverse Effect, and neither PSI nor Phoenix has received any written notice from any Agency that it is not in compliance in any of these areas, except for violations or possible violations which would not, individually or in the aggregate, cause a PSI Material Adverse Effect. PSI has made available to IVAX or its representatives true and correct copies of (x) all correspondence from any Agency or Court asserting that PSI or Phoenix is not, or was not during the past five (5) years, in compliance with any Law or Order and (y) all reports of inspections of any business, property or facility of PSI or Phoenix under any applicable Law or Order or conducted by any Agency or Court that are in the possession of PSI or Phoenix.

     3.13 Intentionally omitted.

     3.14 Intentionally omitted.

     3.15 Environmental Matters. Except as set forth on Schedule 3.15 (which will include all written reports made to IVAX by environmental consultants) and except as would not cause a PSI Material Adverse Effect: (a) each of PSI and Phoenix is in compliance with all terms and conditions of all Environmental Laws, and without limiting the generality of the foregoing, each of PSI and Phoenix has obtained, and is in compliance with, all Licenses that are required pursuant to any Environmental Law for the occupation of its facilities and the operation of its business, and reasonably believes that each such License will be renewed effective prior to its expiration; (b) neither PSI nor, to the Knowledge of PSI, any previous owner or operator of any real property owned and/or operated by PSI or Phoenix (the “PSI Properties”) or any business owned or operated by PSI or Phoenix, has received within the three (3) years preceding the date hereof notice alleging noncompliance with any Environmental Law; (c) with regard to any PSI Property, there is no existing condition which may interfere with or prevent compliance or continued compliance with any Environmental Law or which may give rise to any common law or other legal liability under any Environmental Law, including, but not limited to, liability under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and the Solid Waste Disposal Act, as amended and (d) none of the following exists, nor has existed during the past three (3) years, at any PSI Property: (i) underground storage tanks; (ii) asbestos containing materials or lead containing paint or plumbing in any structure (except as permitted by and in accordance with Environmental Law); (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills, surface impoundments or disposal areas. Except as set forth on Schedule 3.15, (x) there is no civil, criminal or administrative action, demand, claim, investigation or proceeding pending or, to PSI’s Knowledge, threatened against PSI or Phoenix or any of their respective Affiliates with regard to any PSI Property under any Environmental Law and (y) neither PSI nor Phoenix has expressly assumed or undertaken any obligation or liability, including, without limitation, any obligation for corrective or remedial action, of any other Person relating to any Environmental Law. This Section 3.15 sets forth all of PSI’s representations and warranties with respect to any Environmental Laws or environmental matters.

     3.16 PSI Stockholders. All of the stockholders and warrantholders of PSI are listed on Schedule I. With respect to each of the PSI Common Stock, the PSI Series A Preferred Stock and the PSI Series B Preferred Stock, Schedule 3.16 sets forth all of the stockholders of such class or series of capital stock, the number of shares owned by each such stockholder and the percentage of such class or series of capital stock owned by such stockholder (on both a non-diluted basis and a fully diluted basis (including, without limitation, the shares of PSI Common Stock into which any PSI Warrant is exercisable)). With respect to each PSI Warrant, Schedule 3.16 sets forth all of the holders of such securities, the number of shares of PSI Common Stock into which each such security is exercisable, the percentage of such type of security owned by such holder and the percentage of PSI Common Stock owned by such holder upon exercise of such security on a fully diluted basis (including, without limitation, the shares of PSI Common Stock into which such PSI Warrant is exercisable).

     3.17 Real Property.

          3.17.1 Schedule 3.17.1 sets forth a list and description of all real estate owned by PSI or Phoenix (the “PSI Real Property”) and all real estate previously owned by PSI or Phoenix. PSI has made available to IVAX or its representatives a correct and complete copy of the deed and acquisition agreement for each tract of the PSI Real Property. All such PSI Real Property is owned by PSI or Phoenix in fee simple, free and clear of all Liens, except: (i) as described on Schedule 13.17.1, (ii) for Taxes and general and special assessments not yet delinquent and (iii) for other Liens that do not materially interfere with PSI’s or Phoenix’s use and operation of such PSI Real Property or materially detract from or diminish the value thereof. Except as set forth on Schedule 3.17.1: (a) PSI has no Knowledge of, and has not received any written notice of (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory laws affecting the PSI Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the PSI Real Property or (iii) existing, pending or threatened zoning, building or other moratoria proceedings, restrictive allocations or similar matters which could reasonably be expected to materially and adversely affect the use of the PSI Real Property for its current use, (b) to PSI’s Knowledge the improvements on the PSI Real Property are in all material respects in good operating condition and in a state of good and working maintenance and repair, ordinary wear and tear excepted, (c) each PSI Real Property is served by water, electric, sewer, sanitary sewer and storm drain facilities and PSI believes each PSI Real Property has adequate rights of access to dedicated public ways and (d) to PSI’s Knowledge, the PSI Real Property is free of any right of possession or claim of right of possession of any party other than PSI or Phoenix.

          3.17.2 Schedule 3.17.2 sets forth a list and description of all leases pursuant to which PSI or Phoenix is lessee or lessor of any real property (the “PSI Leases”). Except as indicated on Schedule 3.17.2, each PSI Lease is valid and binding on PSI or Phoenix, as the case may be, and, to the Knowledge of PSI, the other party thereto, and is in full force and effect subject to bankruptcy, insolvency and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity, and was entered into on an arm’s length basis with Persons not Affiliated with PSI or Phoenix. Except in each case as would not result in a PSI Material Adverse Effect, each of PSI and Phoenix has performed all obligations required to be performed by it under, is not in breach, violation or default or, to the Knowledge of PSI, alleged to be in breach, violation or default in respect of, any PSI Lease, and no event has occurred which, with due notice or lapse of time or both, would constitute such a breach, violation or default. Except as indicated on Schedule 3.17.2, to the Knowledge of PSI, no other party to any PSI Lease is in breach, violation or default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a breach, violation or default, and none of such parties has notified PSI or Phoenix that it intends to terminate or alter such PSI Lease. PSI has delivered to IVAX true and complete copies of all PSI Leases. Except set forth on Schedule 3.17.2, all PSI Leases are terminable by PSI or Phoenix, without penalty to PSI or Phoenix, upon not more than thirty (30) days’ notice. PSI has no Knowledge of, and has not received any written notice of (i) material violations of building codes and/or zoning ordinances or other Laws affecting improvements located on property subject to a PSI Lease, (ii) existing, pending or threatened condemnation proceedings affecting property subject to a PSI Lease or (iii) existing, pending or threatened zoning, building or other moratoria proceedings, restrictive allocations or similar matters which could reasonably be expected to materially and adversely affect use of the property subject to a PSI Lease for its current use.

     3.18 Personal Property. Each of PSI and Phoenix is in possession of and has good title to, or has valid leasehold interests in, all tangible personal property used in the business of PSI or Phoenix. Except as set forth on Schedule 3.18, all such tangible personal property is owned by PSI or Phoenix free and clear of all Liens, other than those Liens that do not materially interfere with the current use of such property or materially detract from the value thereof, or is leased under a valid and subsisting lease (a copy of each of which has been made available to IVAX or its representatives), and in any case, is in all material respects in good working order and condition, ordinary wear and tear excepted. Neither PSI nor Phoenix is in, and neither has received any notice or has any Knowledge of, any default in any material respect under any lease for personal property, and, to the Knowledge of PSI, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default under any lease for personal property.

     3.19 Insurance. Schedule 3.19 sets forth a true and complete list and description of all insurance policies in effect as of the date hereof providing coverage with respect to the business or assets of PSI or Phoenix. Except as set forth in Schedule 3.19, each of such policies has been issued to PSI or Phoenix. As of the date hereof, all premiums due under each such policy have been paid when due, and neither PSI nor Phoenix has received any notice of cancellation or termination in respect of any such policy which would be effective prior to the end of the policy term.

     3.20 Employment Agreements. Except as set forth on Schedule 3.20, there are no employment, indemnification, consulting or severance Contracts (including any which would become payable or under which the vesting of rights or benefits would be accelerated as a result of the transactions contemplated hereby) between PSI or Phoenix and any of their respective officers, directors, consultants or employees. PSI has made available to IVAX or its representatives correct and complete copies of each such Contract. Except for the Management Agreement, neither PSI nor Phoenix has entered into any Contract for the management of its business or any part thereof other than with its directors, officers or employees. Except as set forth on Schedule 3.20, to the Knowledge of PSI, no executive or key employee has any plans to terminate employment with PSI or Phoenix.

     3.21 Labor Relations. Neither PSI nor Phoenix: (a) is, nor during the past five (5) years has been, a party to or bound by any organized labor or collective bargaining contract, agreement, arrangement or understanding; (b) has experienced any strike, material grievance, claim of unfair labor practices or other collective bargaining dispute; or (c) has committed any unfair labor practice that could reasonably be expected to result in material liability to PSI or Phoenix. PSI has no Knowledge of any organizational effort being made or threatened, or which was made or threatened during the past five (5) years, by or on behalf of any labor union with respect to the employees of PSI or Phoenix. Without limiting the generality of the foregoing, no unfair labor practice complaint is pending or, to the Knowledge of PSI, threatened, against PSI or Phoenix and no Person has made any claim, and to the Knowledge of PSI, there is no basis for any claim, against PSI or Phoenix under any Law relating to employees or employment practices, including, without limitation, those relating to age, gender and racial discrimination, wages and working hours, in each case that could reasonably be expected to result in material liability to PSI or Phoenix.

     3.22 Employee Benefits.

          3.22.1 Schedule 3.22.1 sets forth a list of all PSI Plans. Schedule 3.22.1 also identifies each PSI Plan that constitutes an “employee pension benefit plan” (a “PSI Pension Plan”) or an “employee welfare benefit plan” (a “PSI Welfare Plan”), as such terms are defined in ERISA. PSI has made available to IVAX or its representatives correct and complete copies of each PSI Plan. In addition, PSI has made available to IVAX or its representatives current, correct and complete copies of the most recent (i) IRS determination letter and any outstanding request for a determination letter; (ii) Form 5500 and attached Schedule B, if any, (including any related actuarial valuation report) with respect to the last two plan years for each plan; (iii) certified financial statements, if any; (iv) collective bargaining agreements or other such contracts, if any; and (v) Form 5310 and any related filings with the Pension Benefit Guaranty Corporation with respect to the last six plan years for each plan subject to Title IV of ERISA, if any.

          3.22.2 Except as set forth on Schedule 3.22.2, (i) none of the PSI Plans is a “multiemployer plan,” as such term is defined in ERISA, (ii) none of PSI, Phoenix or any other Person maintains a voluntary employees’ beneficiary association to implement a PSI Plan, (iii) none of the PSI Pension Plans is subject to the minimum funding requirements of Code Section 412 or Title IV of ERISA and (iv) neither PSI nor Phoenix maintains or has entered into any document, plan or agreement that contains, directly or indirectly, any change in control provision that could cause an increase or acceleration of benefits or benefit entitlements to any current or former director, officer, consultant or employee of PSI or Phoenix or other event that could cause an increase in liability for benefits or benefit entitlements to PSI or Phoenix as a result of the transactions contemplated by this Agreement.

          3.22.3 With respect to each PSI Plan: (i) each PSI Pension Plan that is intended to qualify under Sections 401(a) and 501(a) of the Code is based upon a standardized prototype plan that has received a favorable opinion letter as to its qualification under the Code; and (ii) except as set forth on Schedule 3.22.3, each PSI Plan that is intended to meet the requirements of Code Section 79, 125, 401(a) or 401(k) complies in all material respects with, and has complied in all material respects with, such requirements since the Plan’s inception; (iii) there are no actions, suits or claims pending, or to the Knowledge of PSI, threatened, that could reasonably be expected to result in any material liability to PSI or Phoenix, and PSI has no Knowledge of any fact that could give rise to any such action, suit or claim, except for benefit claims payable in the ordinary course of business consistent with past practices; (iv) neither PSI, Phoenix nor any employee or director of PSI or Phoenix nor any fiduciary of any PSI Plan has, with respect to any PSI Plan engaged in a prohibited transaction, as such term is defined in Code Section 4975 or ERISA Section 406 that is not exempt under Code Section 4975(d) or ERISA Section 408, that would subject PSI, Phoenix or any other Person to any Taxes, penalties or other liabilities resulting from prohibited transactions under Code Section 4975 or under ERISA Sections 409 or 502(i); (v) no event has occurred and no condition exists that would subject PSI, Phoenix or any other Person to any material Tax under Code Section 4971, 4972, 4977 or 4979 or to a penalty under ERISA Section 502(c) or 502(l); (vi) the plan administrator of each PSI Plan has complied with the reporting and disclosure requirements of ERISA in all material respects; (vii) all insurance premiums required to have been paid as of the Closing Date have been paid; (viii) there are no leased employees (as such term is defined in Code Section 414(n)) that must be taken into account with respect to the requirements set forth under Code Section 414(n)(3) and (ix) PSI and Phoenix have paid all amounts required under applicable Law and any PSI Plan to be paid as a contribution to each PSI Plan through the date hereof.

          3.22.4 With respect to any PSI Welfare Plan:

               (i) each such PSI Welfare Plan that is intended to meet the requirements for Tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements;

               (ii) there is no “disqualified benefit” (as such term is defined in Code Section 4976(b)) that would subject PSI or Phoenix to a material Tax under Code Section 4976(a); and

               (iii) each such PSI Welfare Plan that is a “group health plan” (as such term is defined in Code Section 5000(b)(1)) has complied in all material respects with the applicable requirements of Code Sections 4980B and 9801 and Parts 6 and 7 of Title I of ERISA; and each PSI Welfare Plan (including any such plan covering former or retired employees of PSI or Phoenix) may be amended or terminated by PSI on or at any time after the Closing Date without subjecting PSI or Phoenix to any liability therefor, other than for benefits accrued as of the date of such amendment or termination or administrative charges as a result of such termination.

     3.23 Litigation; Investigation. Except as set forth on Schedule 3.23, there is no investigation by or before any Agency or Court and there is no action, suit, proceeding, investigation or claim pending, or, to the Knowledge of PSI, threatened, against PSI or Phoenix, or, to the Knowledge of PSI, involving any of PSI’s or Phoenix’s respective Affiliates, employees or stockholders in their respective capacities as such or their respective properties or assets that could reasonably be expected to give rise to an indemnification claim against PSI or Phoenix.

     3.24 Related Parties. Except for the PSI Stockholders Agreement and the Management Agreement and as set forth on Schedule 3.24, no director, officer or key employee of PSI or Phoenix, no General Partner of LGP, GEI III or GEI Side III nor any manager, control person or executive officer or director of LGP, GEI III or GEI Side III, and, to the Knowledge of PSI, no stockholder of PSI or Phoenix: (a) owns, directly or indirectly, any interest in any Person which is a competitor of PSI or Phoenix, a supplier of PSI or Phoenix, or a customer of PSI or Phoenix, except for the ownership of not more than five percent (5%) of the outstanding stock of any company listed on a national securities exchange or an interdealer quotation system; (b) owns, directly or indirectly, in whole or in part, any material property, asset or right, real, personal or mixed, tangible or intangible, which is utilized in the operation of the business of PSI or Phoenix; or (c) has an interest in or is, directly or indirectly, a party to any Contract to which PSI or Phoenix is a party or by which any of their respective properties or assets is bound, including, without limitation, any loan to or from PSI or Phoenix (except, in the case of this clause (c), for Contracts with customers or suppliers listed on Schedule 3.24 and entered into in the Ordinary Course of Business for goods or services on terms and at prices customary for arm’s-length transactions with third parties for such goods or services, loans from PSI or Phoenix that are repaid in full prior to or at the Closing, and the employment, indemnification, consulting or severance agreements set forth on Schedule 3.20). The Affiliate Loans set forth on Schedule 2.3.3 are the only Affiliate Loans.

     3.25 Intentionally omitted.

     3.26 Absence of Changes. Except as set forth on Schedule 3.26, since the Balance Sheet Date, each of PSI and Phoenix has conducted its business only in the Ordinary Course of Business, and (a) there has not been any PSI Material Adverse Effect and, to the Knowledge of PSI, no event, development or other circumstance has occurred that could reasonably be expected to result in a PSI Material Adverse Effect, (b) there has not been any damage, destruction, loss or casualty to property or assets of PSI or Phoenix with a value in excess of five hundred thousand dollars ($500,000), whether or not covered by insurance, (c) neither PSI nor Phoenix has issued, sold or authorized for issuance or sale, shares of any class or series of its securities (including, without limitation, by way of stock split or dividend) or any subscriptions, options, warrants, rights or convertible securities or entered into any agreements or commitments of any character obligating it to issue or sell any such securities, (d) neither PSI nor Phoenix has redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares, (e) neither PSI nor Phoenix has declared or paid any dividend or other distribution (whether in cash, stock or other property) with respect to its capital stock, and (f) neither PSI nor Phoenix has taken any action that, if taken after the date hereof, would constitute a violation of any of clauses (a), (d), (e), (f), (g), (k) or (q) of Section 6.1.2.

     3.27 Tax Matters. Each of PSI and Phoenix has filed all material Tax returns required to have been filed, and such returns are true and correct in all material respects. Each of PSI and Phoenix has paid or on the Most Recent Balance Sheet has adequately reserved in accordance with GAAP for the payment of all (x) Taxes that have or may become due pursuant to said returns or pursuant to any assessment received with respect thereto and (y) material Taxes that had accrued, but were not yet due or payable as of the dates thereof. Except as set forth in Schedule 3.27: (i) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority against PSI or Phoenix; (ii) neither PSI nor Phoenix has consented to extend the time in which any Taxes may be assessed or collected by any taxing authority; (iii) neither PSI nor Phoenix has requested or been granted an extension of the time for filing any Tax return to a date later than the Closing Date; (iv) there is no action, suit, taxing authority proceeding, or audit or claim for refund now in progress, pending or, to the Knowledge of PSI, threatened against or with respect to PSI or Phoenix regarding Taxes. Except as set forth in Schedule 3.27: (a) there is no Lien for Taxes (other than for current Taxes not yet due and payable) upon any asset or property of PSI or Phoenix; (b) neither PSI nor Phoenix will be required (i) as a result of a change in method of accounting for a taxable period ending on or prior to the Effective Date, to include any adjustment under Section 481(c) of the Code (or any corresponding provisions of state, local or foreign income Tax Law) in taxable income for any taxable period (or portion thereof) beginning after the Effective Date or (ii) as a result of any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax Law), to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Effective Date; (c) neither PSI nor Phoenix has been a member of an affiliated group or filed or been included in a combined, consolidated or unitary income Tax return; (d) neither PSI nor Phoenix is a party to or bound by any Tax allocation or Tax sharing contract, agreement, arrangement or understanding or has any current or potential contractual obligation to indemnify any other Person with respect to Taxes; (e) neither PSI nor Phoenix has made any payment, or is or will become obligated (under any contract, agreement, arrangement or understanding entered into on or before the Effective Date) to make any payment, that will be non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax Law); (f) IVAX will not be required to deduct and withhold any amount pursuant to Section 1445(a) of the Code upon the consummation of the transactions contemplated by this Agreement; (g) neither PSI nor Phoenix has permanent establishment in any foreign country, as defined in the relevant Tax treaty between the United States and such foreign country; and (h) no claim has ever been made by a taxing authority in a jurisdiction where PSI or Phoenix does not file Tax returns that it is or may be subject to Taxes assessed by such jurisdiction.

     3.28 PSI Commitments.

          3.28.1 Schedule 3.28.1 sets forth all (a) Contracts to which PSI or Phoenix is a party not made in the Ordinary Course of Business; (b) material development, supply, distribution, investigator, manufacturing, packaging, research, secrecy, confidentiality, specialty, licensing or purchase Contracts; (c) Contracts with respect to the license of material Intellectual Property rights, including, without limitation, computer software programs or applications, except for any of the foregoing related to the use of “off the shelf” computer software generally available to the public; (d) documents granting any power of attorney with respect to the affairs of PSI or Phoenix; (e) material working capital maintenance or guaranty agreements, suretyships and bonds; (f) Contracts materially limiting or restraining PSI or Phoenix from engaging or competing in any line of business or area or with any Person; (g) partnership and joint venture Contracts; (h) Contracts relating to the issuance or repurchase by PSI or Phoenix of any of its capital stock or other securities; (i) indenture, mortgage, promissory note, loan agreement, guarantee or other Contracts for the borrowing or lending of money; (j) Contracts which involve a payment of more than one hundred thousand dollars ($100,000) (other than open purchase orders entered into in the Ordinary Course of Business) and have an unexpired term or require future performance over a period of more than one (1) year and may not be canceled by PSI or Phoenix upon 60 days’ or less notice without any liability, penalty or premium; (k) any other Contract not covered by clauses (a) through (j), the loss of which, individually or together with other similar Contracts, would result in a PSI Material Adverse Effect if terminated or breached. The Contracts and items identified on Schedule 3.28.1 are hereinafter referred to, collectively, as the “PSI Commitments.”

          3.28.2 Except as set forth on Schedule 3.28.2, as of the date hereof, each PSI Commitment is valid and binding on PSI or Phoenix, as the case may be, and, to the Knowledge of PSI, the other parties thereto in accordance with its terms. Except as set forth on Schedule 3.28.2 and except in each case as would not result in a PSI Material Adverse Effect, each of PSI and Phoenix has performed all obligations required to be performed as of the date hereof by it under, is not in breach, violation or default or, to the Knowledge of PSI, alleged to be in breach, violation or default in respect of, any PSI Commitment, and no event has occurred which, with due notice or lapse of time or both, would constitute such a breach, violation or default. To the Knowledge of PSI, no other party to any PSI Commitment is in breach, violation or default, in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a breach, violation or default, and none of such parties has notified PSI or Phoenix that it intends to terminate or alter such PSI Commitment or reduce the volume of business done with PSI or Phoenix. PSI has made available to IVAX or its representatives true and complete copies of all PSI Commitments.

     3.29 Intentionally omitted.

     3.30 Foreign Corrupt Practices Act. To the Knowledge of PSI, the internal controls and procedures of PSI and Phoenix are sufficient to cause PSI and Phoenix to comply with the Foreign Corrupt Practices Act. Since December 31, 2001, neither PSI or Phoenix, nor to the Knowledge of PSI or Phoenix, any director, officer, agent, employee or other Person acting on behalf of PSI or Phoenix, has used any corporate funds for unlawful contributions, payments, gifts or entertainment or for the payment of other unlawful expenses relating to political activity, or used any corporate funds to make any direct or indirect unlawful payments to governmental or regulatory officials or others.

     3.31 Intellectual Property.

          3.31.1 Schedule 3.31.1 lists (i) all Registered Intellectual Property owned by PSI or Phoenix and, to the Knowledge of PSI, lists any proceedings or actions before any Court, the United States Patent and Trademark Office or foreign equivalent, or any Internet Domain Name registrar substantially related to any of the Registered Intellectual Property owned by PSI or Phoenix.

          3.31.2 Schedule 3.31.2 lists all material Trademarks (other than Trademarks that constitute Registered Intellectual Property) owned by PSI or Phoenix.

          3.31.3 Each item of PSI Intellectual Property owned by PSI or Phoenix, including, without limitation, all Registered Intellectual Property owned by PSI or Phoenix, is free and clear of any and all Liens, other than Liens that do not materially interfere with PSI’s or Phoenix’s use of such PSI Intellectual Property. Except as set forth on Schedule 3.31.3 or in any of the documents specified on Schedule 3.31.4, PSI or Phoenix owns all material Trademarks and material Domain Names used in connection with the operation or conduct of its respective business or operations, including, without limitation, the sale of any material product or material technology or the provision of any material service by PSI or Phoenix.

          3.31.4 Except with respect to the PSI Intellectual Property listed on Schedule 3.31.4 or licensed under any agreement listed in such Schedule, PSI or Phoenix owns all material patents included in the PSI Intellectual Property. To the extent that PSI or Phoenix has acquired ownership of any material patents or material registered Trademarks included in the PSI Intellectual Property from a third party, such acquisition has been effectively recorded with or reflected in the records of the United States Patent and Trademark Office or appropriate foreign equivalent.

          3.31.5 Except as set forth in Schedule 3.31.5, neither PSI nor Phoenix has granted any license with respect to any material PSI Intellectual Property to any other Person (other than licenses relating to PSI’s or Phoenix’s products or services granted in the Ordinary Course of Business).

          3.31.6 Except as set forth on Schedule 3.31.6 or in any of the agreements listed in Schedule 3.31.4, PSI or Phoenix owns improvements rightfully made by PSI or Phoenix to Intellectual Property which has been licensed to PSI or Phoenix, except where the failure to own such improvements would not, individually or in the aggregate, give rise to a PSI Material Adverse Effect.

          3.31.7 Schedule 3.31.7 lists all material contracts, agreements, arrangements, understandings and licenses between PSI or Phoenix and any other Person wherein or whereby

PSI or Phoenix has agreed to indemnify and hold harmless such other Person with respect to infringement or misappropriation by PSI or Phoenix or such other Person of the Intellectual Property of any Person other than PSI or Phoenix, other than sales contracts and other contracts entered into in the Ordinary Course of Business. For the avoidance of doubt, contracts, agreements, arrangements, understandings and licenses referenced in this Section 3.31.7 include only contracts expressly providing for defense of third party claims alleging infringement and do not include, for example, contracts that include express or implied representations or warranties of non-infringement without related indemnity provisions.

          3.31.8 To the Knowledge of PSI, the businesses and operations of PSI and Phoenix as currently conducted do not, and during the past three (3) years did not, infringe or misappropriate the Intellectual Property of any Person. Neither PSI nor Phoenix has received written notice during the past three (3) years that the businesses and operations of PSI or Phoenix as currently conducted infringe or misappropriate the Intellectual Property of any Person. Except as set forth on Schedule 3.31.8, to the Knowledge of PSI, no Person is infringing or misappropriating, or during the past two (2) years has infringed or misappropriated, any PSI Intellectual Property. Notwithstanding any other provision hereof, no representation or warranty or other provision hereof (including, without limitation, any representation or warranty regarding the ownership or sufficiency of PSI’s or Phoenix’s assets or the lack of Liens with respect thereto), other than this Section 3.31.8 to the extent provided herein, shall be deemed to be violated or breached by reason of any infringement or misappropriation of any Intellectual Property by PSI or Phoenix.

          3.31.9 There are neither Contracts nor licenses between PSI or Phoenix and any other Person with respect to material PSI Intellectual Property under which there is any dispute of which PSI or Phoenix currently has Knowledge regarding the scope of or performance under such Contract or license, including, without limitation, with respect to any payment to be made or received by PSI or Phoenix thereunder.

          3.31.10 Each of PSI and Phoenix has taken reasonable steps in accordance with normal industry practice to protect its respective rights in its respective confidential information and trade secrets or confidential information or trade secrets provided by any other Person to PSI or Phoenix, except where the failure to take such steps shall not, individually or in the aggregate, give rise to a PSI Material Adverse Effect.

          3.31.11 Except as set forth on Schedule 3.31.11, to the Knowledge of PSI, no material PSI Intellectual Property is subject to any action, suit or proceeding or Order that restricts in any manner the use, transfer or licensing thereof by PSI or Phoenix or may affect the validity, use or enforceability of such PSI Intellectual Property.

          3.31.12 Except as provided in Schedule 3.31.12 or in any of the agreements listed in Schedule 3.31.4, neither this Agreement nor the transactions contemplated by this Agreement will result in the granting to any third party of any right to or with respect to any material PSI Intellectual Property or will result in PSI or Phoenix being bound by, or subject to any non-compete or other material restriction on the operations, area or scope of their respective businesses.

     As used herein, all references to material Intellectual Property (including, without limitation, material PSI Intellectual Property, Registered Intellectual Property, or other subset of

Intellectual Property) or material license or other agreements or arrangements shall mean Intellectual Property, agreements or understandings, the loss of which (or the loss of the rights under which) would give rise to a PSI Material Adverse Effect. Further, for purposes hereof, ownership of a copy of software or documentation shall not be deemed to constitute ownership of any Intellectual Property, because ownership of such software or documentation shall be deemed to include only ownership of rights under copyright, patent, trademark, trade secret or any similar law.

     3.32 Intentionally omitted.

     3.33 Accounts Receivable. All trade accounts receivable for products sold reflected on the Most Recent Balance Sheet fairly reflect in all material respects the trade accounts receivable for products sold as of the Balance Sheet Date, arose in the Ordinary Course of Business, and are subject only to the reserve for bad debts, the reserve for cash discounts and rebates and the reserves for advertising, promotional and other marketing programs set forth in the Most Recent Balance Sheet. Except as set forth on Schedule 3.33 no accounts receivable represent obligations for goods sold on consignment, on approval or on sale-or-return basis or subject to any other repurchase or (other than pursuant to ordinary warranty obligations) return arrangement. No accounts receivable have been factored.

     3.34 Intentionally omitted.

     3.35 Inventory. The inventories of PSI and Phoenix (including, without limitation, raw materials, work-in-progress and finished goods) shown in the Most Recent Balance Sheet conform in all material respects to their specifications and are fit for their particular use. Except as set forth on Schedule 3.35, none of the finished goods inventory shown in the Most Recent Balance Sheet has an expiration date that has passed or will pass within twelve (12) months after the date hereof. The inventories of PSI and Phoenix are stated at not more than the lower of cost on a first-in, first-out basis or market. On the date hereof, to the Knowledge of PSI, and on the Closing Date each of PSI and Phoenix has or will have, as applicable, adequate quantities and types of inventory to enable it to conduct its respective operations in the Ordinary Course of Business and, on the Balance Sheet Date, such inventories did not include any items of a quality or quantity not usable or saleable in the Ordinary Course of Business (subject to reserves existing on the Balance Sheet Date recorded in the book and records of PSI and Phoenix in accordance with GAAP).

     3.36 Intentionally omitted.

     3.37 Major Customers and Suppliers. Set forth on Schedule 3.37 is a list of the ten (10) largest customers (measured by dollar volume) of each of PSI and Phoenix and the ten (10) largest suppliers (measured by dollar volume) of each of PSI and Phoenix during each of the fiscal years ended December 31, 2003 and 2004, and with respect to each, the name and address, dollar volume involved and nature of the relationship (including, without limitation, with respect to the list of suppliers, the principal categories of products purchased and, with respect to the list of customers, the principal categories of products sold). Except as indicated on Schedule 3.37, all supplies and services necessary for the conduct of PSI’s and Phoenix’s respective businesses as presently conducted and as proposed to be conducted as to which PSI and Phoenix spent in excess of one million dollars ($1,000,000) during the year ended December 31, 2004 for the procurement thereof may be readily obtained from alternate sources on comparable terms and conditions as those presently available to them. No customer or supplier of PSI or Phoenix set forth on Schedule 3.37 has, during the twelve (12) months preceding the date hereof, cancelled, suspended, terminated or materially altered its relationship with PSI or Phoenix or advised PSI or Phoenix of its intention to cancel, suspend, terminate or materially alter its relationship in a manner detrimental to PSI or Phoenix or to decrease its purchases from or sales to PSI or Phoenix or to change the terms upon which it purchases from or sells to PSI or Phoenix in a manner detrimental to PSI or Phoenix, and to the Knowledge of PSI, no such customer or supplier intends to terminate, decrease or materially alter in a manner detrimental to PSI or Phoenix its business with it by reason of the transactions contemplated hereby or otherwise.

     3.38 Pharmaceutical Products.

          3.38.1 Schedule 3.38.1 lists each product distributed or sold by PSI or Phoenix during the five-year period ending on January 31, 2005 (collectively, the “Products”). Each Product manufactured by PSI or Phoenix has been manufactured substantially in accordance with (a) the product certificate or other product registration applicable to such Product, (b) the specifications under which the Product is normally and has normally been manufactured and (c) the provisions of all applicable Laws, including, without limitation, the requirements of the Food, Drug and Cosmetic Act of 1938, as amended, and the Food and Drug Administration and any other Agency with jurisdiction over PSI, Phoenix or any of the Products (including, without limitation, with regard to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, record keeping, requisite filings and security). The formulation, development, manufacturing, licensing, packaging, distribution, storage, labeling, promotion, advertising and sale of the Products are in substantial compliance with all applicable Laws, including, without limitation, the requirements of the Food, Drug and Cosmetic Act of 1938, as amended, and the Food and Drug Administration and any other Agency with jurisdiction over PSI, Phoenix or any of the Products (including, without limitation, with regard to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, record keeping, requisite filings and security).

          3.38.2 Schedule 3.38.2 lists all product certificates and other product registrations which are pending or maintained by PSI or Phoenix, and with respect to pending product certificates and product registrations, the phase of clinical development of the Products which are the subject thereof. A true and complete copy of each such product certificate and other product registration has been previously made available to IVAX or its representatives.

          3.38.3 Schedule 3.38.3 lists all (a) Products which at any time have been recalled, withdrawn or suspended by PSI or Phoenix, whether voluntarily or otherwise, (b) completed or pending proceedings seeking the recall, withdrawal, suspension or seizure of any Product and (c) warning letters, and letters of adverse findings received by PSI or Phoenix or any of their respective agents relating to PSI or Phoenix or any of the Products, copies of which have previously been made available to IVAX or its representatives.

          3.38.4 Except as set forth on Schedule 3.38.4, to the Knowledge of PSI, there exist no set of facts: (a) which could reasonably furnish a basis for the recall, withdrawal or suspension of any product approval, product license, manufacturing license, wholesale dealers license, export license or other License in any jurisdiction in which PSI or Phoenix maintains or has pending any product certificate or other product registration or develops, manufactures, licenses, packages, distributes, markets or sells any Product; (b) which could reasonably furnish a basis for the recall, withdrawal or suspension of any Product from the market, the termination or suspension of any clinical testing of any Product, or the change in marketing classification of any Product; or (c) which could reasonably be expected to have an adverse effect on the continued operation of any facility of PSI or Phoenix. To the Knowledge of PSI, neither PSI nor Phoenix is on the “alert list” of, or subject to the “fraud policy” of, the Food and Drug Administration, nor is on any similar list or subject to any similar policy of any Agency.

          3.38.5 PSI has previously made available to IVAX or its representatives true and complete copies of all correspondence received or sent by or on behalf of PSI or Phoenix to or from the Food and Drug Administration or any other Agency during the five-year period ending on the date hereof (a) with which PSI or Phoenix maintains or has pending any product certificate or other product registration or (b) which has jurisdiction over PSI or Phoenix or the respective development, manufacturing, licensing, packaging, distribution, marketing or sale of any Product.

     3.39 Product Liability; Warranty. Except as set forth on Schedule 3.39, to the Knowledge of PSI there has not been in the past five (5) years any material action, suit or recall relating to any product formulated, developed, manufactured, licensed, packaged, delivered or sold or services provided by PSI or Phoenix. True and correct copies of the standard terms and conditions of sale, including, without limitation, any discounts or other concessions provided to customers, presently utilized by PSI or Phoenix (containing applicable guaranty, warranty, and indemnity provisions) have been made available to IVAX or its representatives.

     3.40 Internal Controls. Each of PSI and Phoenix maintains a system of internal accounting controls that is sufficient, to the Knowledge of PSI, to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for inventory is compared with existing inventory at reasonable intervals and appropriate action is taken with respect to any differences, it being acknowledged by IVAX that neither PSI nor Phoenix has (i) heretofore been subject to the provisions of the Sarbanes-Oxley Act of 2002 or (ii) engaged consultants or undertaken procedures customarily undertaken by public companies subject to the Sarbanes-Oxley Act of 2002.

     3.41 No Other Representations. Except for the representations and warranties of PSI and Phoenix contained in this Article 3 and the representations and warranties each of the Sellers contained in Article 4, neither PSI, Phoenix, LGP nor any Seller, nor any other person or entity acting or purporting to act on behalf of PSI or any of the foregoing persons or entities, makes any representation or warranty, express or implied.

ARTICLE 4
Representations and Warranties of the Sellers

     Except as set forth in the disclosure Schedules to this Agreement as further described in the Preamble to Article 3, each Seller severally and not jointly represents and warrants to IVAX that all of the statements contained in this Article 4 are true as of the date of this Agreement (or, if made as of a specified date, as of such date).

     4.1 Organization, Standing and Power. (a) If such Seller is an entity, such Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation and has full corporate, limited partnership, limited liability company or other entity power and authority to enter into this Agreement and consummate the transactions contemplated hereby.

     (b) If such Seller is an individual, such Seller has the capacity to execute and deliver this Agreement in his or her individual capacity and consummate the transactions contemplated hereby.

     4.2 Authorization; Enforceability. If such Seller is an entity, the execution, delivery and performance of this Agreement by such Seller and the consummation of the transactions contemplated hereby by such Seller have been duly authorized by all requisite corporate, limited partnership, limited liability company or other entity action on the part of such Seller. Assuming the due authorization, execution and delivery of this Agreement by each of the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of each Seller, enforceable against it, him or her in accordance with its terms, except to the extent that its enforcement is limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the enforcement of creditors’ rights generally and except insofar as the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be limited by applicable Law.

     4.3 No Violation or Conflict. Except for the Consents as may be required under, and other applicable requirements of, the HSR Act, the execution, delivery and performance of this Agreement by each Seller and the consummation by each Seller of the transactions contemplated hereby (a) do not and will not violate or conflict with any term or provision of the Certificate of Incorporation or Bylaws (or other organizational documents) of such Seller, (b) do not and will not violate any Law or, to the Knowledge of Seller, any Order applicable to such Seller and (c) do not and will not, with or without the passage of time or the giving of notice or both, result in the breach or violation of, or constitute a default, cause the acceleration of performance or require any Consent under or result in the creation of any Lien upon, any of the PSI Shares or PSI Warrants beneficially owned by such Seller pursuant to any Contract to which such Seller is a party, excluding from the foregoing clauses (b) and (c) such breaches, violations or defaults which have not and would not be reasonably likely to materially impair or delay the ability of such Seller to consummate the transactions contemplated by this Agreement and to perform timely its, his or her obligations hereunder.

     4.4 Title to Shares. Such Seller is the sole record and beneficial owner of the shares PSI Common Stock, PSI Series A Preferred Stock or PSI Series B Preferred Stock, or the PSI Warrants, listed next to such Seller’s name on Schedule I attached hereto, free and clear of any and all Liens, including, without limitation, claims or rights under any voting trust agreement, stockholders agreement or other Contract (except for the PSI Stockholders Agreement), and at the Closing will convey to IVAX good and marketable title to such securities, free and clear of all Liens other than any Liens arising through IVAX or its Affiliates. The shares of PSI Common Stock, PSI Series A Preferred Stock, PSI Series B Preferred Stock and PSI Warrants listed next to such Seller’s name on Schedule I constitute all of the PSI Securities owned by such Seller.

     4.5 Sellers’ Representative. The Sellers’ Representative is the duly appointed attorney-in-fact for such Seller and has full power and authority to act for and bind such Seller as provided in this Agreement.

ARTICLE 5
Representations and Warranties of IVAX

     Except as set forth in the disclosure Schedules to this Agreement, which Schedules are incorporated by reference herein, IVAX represents and warrants to PSI and the Sellers that all of the statements contained in this Article 5 are true as of the date of this Agreement (or, if made as of a specified date, as of such date). For purposes of the representations and warranties of IVAX contained herein, disclosure in any Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations and warranties by IVAX calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations or warranties, if it would be clearly apparent to a person other than management of IVAX on the face of such disclosure that it is also applicable to such other Schedule. The inclusion of any information in any Schedule or other document delivered by IVAX pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

     5.1 Organization, Standing and Power. IVAX is a corporation duly organized and validly existing under the laws of the State of Florida and whose status is active. IVAX has full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use and to engage in and consummate the transactions contemplated hereby. IVAX is duly qualified to do business as a foreign corporation, and is in good standing, under the laws of each jurisdiction in which either the ownership or use of the properties or assets owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a IVAX Material Adverse Effect. IVAX has full corporate power and authority to enter into this Agreement and consummate the transactions contemplated hereby.

     5.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement by IVAX and the consummation of the transactions contemplated hereby by IVAX have been duly authorized by all requisite corporate action on the part of IVAX. Assuming the due authorization, execution and delivery of this Agreement by each of the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of IVAX, enforceable against IVAX in accordance with its terms, except to the extent that its enforcement is limited by bankruptcy, insolvency, reorganization or other Laws relating to or affecting the enforcement of creditors’ rights generally and except insofar as the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be limited by applicable Law. No approval of the holders of any securities of IVAX is required or necessary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby including, without limitation, the issuance of shares of IVAX Common Stock.

     5.3 No Violation or Conflict. Except for the Consents as may be required under, and other applicable requirements of, the HSR Act, the execution, delivery and performance of this Agreement by IVAX and the consummation by IVAX of the transactions contemplated hereby (a) do not and will not violate or conflict with any term or provision of the Articles of Incorporation or Bylaws (or other organizational documents) of IVAX, (b) do not and will not violate any Law or, to the Knowledge of IVAX, any Order applicable to IVAX and (c) do not and will not, with or without the passage of time or the giving of notice or both, result in the breach or violation of, or constitute a default, cause the acceleration of performance or require any Consent under or result in the creation of any Lien upon, any property or asset of IVAX pursuant to any material Contract to which IVAX is a party, except for those Contracts listed on Schedule 5.3, and excluding from the forgoing clauses (b) and (c) such breaches, violations or defaults which (A) would not, individually or in the aggregate, have a IVAX Material Adverse or (B) would become applicable as a result of the business or activities in which PSI or Phoenix is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, PSI or Phoenix.

     5.4 Consent of Agencies. Except for notification pursuant to, and expiration or termination of the waiting period under, the HSR Act and other than in connection with the rules and regulations of the American Stock Exchange and the Securities and Exchange Commission (the “Commission”), no Consent of any Agency is required to be made, filed or obtained by IVAX in connection with the execution, delivery or performance by IVAX of this Agreement or the consummation by IVAX of the transactions contemplated hereby, except for such Consents, if not made, filed or obtained by IVAX, which would not, individually or in the aggregate, have a IVAX Material Adverse Effect.

     5.5 Filings and Reports. Each report or other document filed by IVAX with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, proxy statements and reports on Forms 10-K, 10-Q and 8-K through the Closing Date (collectively, the “Exchange Act Reports”), as of the respective date on which it was or is filed, complied or will comply in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission thereunder and did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements included in the Exchange Act Reports have been prepared from the books and records of IVAX, have been prepared in accordance with GAAP applied on a consistent basis during the periods presented (except as may be stated in the notes thereto), and present fairly the financial condition, results of operations and cash flows of IVAX as of the times and for the periods referred to therein, in all material respects (subject, in the case of unaudited statements, to normally recurring year-end audit adjustments and reclassifications which are not material in the aggregate, tax accrual and exceptions stated therein) .

     5.6 Intentionally omitted.

     5.7 Validity of IVAX Common Stock. When issued and delivered in accordance with this Agreement, the shares of IVAX Common Stock to be issued pursuant to Section 2.3 shall be duly authorized and validly issued and credited as fully paid and non-assessable, with no personal liability attaching to the ownership thereof, and shall be issued to the Sellers free and clear of any and all Liens (other than Liens pursuant to the Escrow Agreement and any Liens arising through any Seller or Affiliate thereof).

     5.8 Registration Statement.

          5.8.1 IVAX has prepared and filed in conformity in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the published rules and regulations thereunder (the “Rules”) adopted by the Commission a registration statement on Form S-4 (No. 333-51364), including a related prospectus (the “Base Prospectus”) relating to IVAX Common Stock that may be issued from time to time by IVAX in accordance with Rule 415 of the Securities Act, and such amendments thereof as may have been required to the date of this Agreement. The term “Registration Statement” as used in this Agreement means the registration statement, including all financial statements, exhibits and documents filed therewith or incorporated by reference therein, as amended or supplemented from time to time. IVAX meets the requirements for use of Form S-4 under the Securities Act and has filed with the Commission the Registration Statement on such Form, including a Base Prospectus, for registration under the Securities Act of the offering and sale of the shares of IVAX Common Stock to be issued pursuant to Section 2.3. Such Registration Statement, as so amended and supplemented, is effective. When the Registration Statement or any amendment thereof or supplement thereto was or is declared effective, it (i) complied or will comply, in all material respects, with the requirements of the Securities Act and the rules and regulations of the Commission thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          5.8.2 No stop order preventing or suspending the effectiveness of the Registration Statement or suspending or preventing the use of the Base Prospectus has been issued by the Commission and no proceedings for that purpose are pending or , to the Knowledge of IVAX, threatened under the Securities Act. IVAX will make any filings with the Commission required pursuant to the Securities Act as a result of the issuance of the IVAX Common Stock pursuant to Section 2.3 under the Registration Statement within the time so required. Other than pursuant to the provisions of applicable Law, the Affiliate Letters and Standstill Agreements, or as a result of any Seller being an Affiliate of IVAX at any time, there are no restrictions upon the resale of the IVAX Common Stock to be issued pursuant to Section 2.3. To the Knowledge of IVAX, no Seller is as of the date of this Agreement nor will become upon Closing an Affiliate of IVAX.

     5.9 Brokers and Finders. Except as set forth on Schedule 5.9, neither IVAX nor its Affiliates has employed any financial advisor, broker or finder and none of them has incurred and none of them will incur any broker’s, finder’s, investment banking, or similar fees, commissions or expenses to any other Person in connection with the transactions contemplated by this Agreement.

     5.10 Capitalization. As of September 30, 2004, IVAX had authorized capital stock as described in the unaudited consolidated balance sheet included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. All of the issued and outstanding shares of capital stock of IVAX have been duly and validly authorized and issued and are fully paid and non-assessable.

     5.11 Investigation by IVAX; PSI’s Liability. IVAX has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of PSI and Phoenix which investigation, review and analysis was done by IVAX and its Affiliates and, to the extent IVAX deemed appropriate, by IVAX’s representatives. IVAX acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the PSI and Phoenix for such purpose, and has been provided an opportunity to ask questions of the management of PSI and Phoenix. IVAX has the knowledge and experience to perform the foregoing evaluation, and to assess the risks of an investment in the securities of PSI being acquired pursuant to this Agreement. In entering into this Agreement, IVAX acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of PSI or Phoenix or any of the PSI’s or Phoenix’s representatives (except the specific representations and warranties of PSI and the Sellers set forth in Articles 3 and 4 of this Agreement (including the disclosure Schedules hereto, and the representations and warranties regarding financial statements), upon which IVAX shall be permitted to rely), and IVAX acknowledges that neither PSI, Phoenix nor any of their directors, officers, shareholders, employees, Affiliates, controlling persons, agents, advisors or representatives makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to IVAX or its directors, officers, employees, Affiliates, controlling persons, agents or representatives except as set forth in Articles 3 and 4 of this Agreement.

ARTICLE 6
Covenants

     During the period from the date of this Agreement to the Closing Date, PSI shall, and PSI shall cause Phoenix to, perform the covenants applicable to PSI and Phoenix set forth below and IVAX shall perform the covenants applicable to IVAX set forth below. From and after the Closing Date, the parties hereto shall perform the covenants set forth in Sections 6.16, 6.17 and 6.18, as applicable to each such party.

     6.1 Interim Operations.

          6.1.1 PSI shall, and PSI shall cause Phoenix to: (a) carry on its business only in the Ordinary Course of Business substantially the same manner as heretofore conducted; (b) except as they may expire or be terminated by any other party thereto, keep in full force and effect, and not cause a default of any of its obligations under, any PSI Commitments; (c) keep in full force and effect the insurance coverage in effect on the date hereof to the extent that such insurance continues to be reasonably available; (d) maintain, renew, keep in full force and effect and preserve its business organization and material rights and Licenses and use commercially reasonable efforts to (i) retain its present employee force and (ii) maintain its existing, or substantially equivalent, relationships with others having business relations with it and to use commercially reasonable efforts to maintain the continuance of its general customer and supplier relationships; and (e) duly comply with all Laws applicable to it and to the conduct of its business, except where the failure to so comply would not, individually or in the aggregate, have a PSI Material Adverse Effect.

          6.1.2 Except with the prior written consent of IVAX or as otherwise required or permitted by this Agreement or as contemplated by Schedule 6.1, PSI shall not, and PSI shall cause Phoenix to not, directly or indirectly, do any of the following: (a) voluntarily or involuntarily sell, transfer, surrender, abandon or dispose of any of its properties, assets or rights (tangible or intangible) other than in the Ordinary Course of Business or disclose any material proprietary or confidential information to any third party not a party to a written confidentiality agreement with or otherwise under an obligation of confidentiality to PSI or Phoenix; (b) make any mortgage or pledge or subject itself or its properties or assets to any Lien, except for the Lien of current Taxes or assessments not yet delinquent, Liens and deposits (including mechanics’, materialmen’s and other similar Liens) arising in the Ordinary Course of Business securing amounts not yet due and payable; (c) enter into or materially amend any Contract except in the Ordinary Course of Business; (d) grant any increase in the compensation payable or to become payable to officers or employees (including, without limitation, any such increase pursuant to any bonus, pension, profit-sharing plan or other PSI Plan or commitment), except in the Ordinary Course of Business or pursuant to the provisions of existing obligations; (e) incur, assume or take any property subject to any liability, except in the Ordinary Course of Business; (f) alter the manner of keeping its books, accounts or records, or change in any manner the accounting practices therein reflected, other than alterations or changes required by GAAP or applicable Law; (g) dispose of or permit a lapse (to the extent that such lapse is reasonably preventable) of any rights to any material intangible personal property, including, without limitation, Intellectual Property, other than in the Ordinary Course of Business; (h) amend its Certificate of Incorporation or Bylaws; (i) expend or commit to expend funds for capital additions in excess of fifty thousand dollars ($50,000) that is not reflected in either the 2004 or 2005 Capital Additions Budgets previously made available to IVAX or its representatives; (j) adopt or amend any PSI Plan; (k) cancel, waive or release any debts, rights or claims, except in the Ordinary Course of Business, but in no event in excess of two hundred fifty thousand dollars ($250,000); (l) write off the value of any inventory or any accounts receivable or increase the reserves for obsolete, damaged, spoiled or otherwise not useable inventory or uncollectible receivables, except in accordance with GAAP; (m) enter into any indemnification, severance, employment or consulting Contract with any Person who is not a current officer, employee or consultant of PSI or Phoenix other than in the Ordinary Course of Business, or enter into any indemnification, severance, employment or consulting Contract with any current officer, employee or consultant of PSI or Phoenix; (n) enter into any transaction with an Affiliate (other than transactions with customers and suppliers who are Affiliates entered into in the Ordinary Course of Business for goods or services on terms and at prices customary for arm’s-length transactions with third parties for such goods and services); (o) issue, sell or authorize for issuance or sale, shares of any class or series of its securities (including, without limitation, by way of stock split or dividend) or any subscriptions, options, warrants, rights or convertible securities or enter into any agreements or commitments of any character obligating it to issue or sell any such securities; (p) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares; (q) declare or pay any dividend or other distribution (whether in cash, stock or other property) with respect to its capital stock (other than the quarterly dividend on the PSI Se ries A Preferred Stock and the PSI Series B Preferred Stock that shall continue to accrue in accordance with the terms of PSI’s Certificate of Incorporation but shall not be paid in cash); (r) other than in the Ordinary Course of Business, enter into a new Contract, which if in existence on the date of this Agreement would have been at forth on Schedule 3.28.1 as a PSI Commitment, or amend, terminate or elect not to renew any PSI Commitment; (s) except as permitted by this Section 6.1.2, take or omit to take any action which would render any of PSI’s or Phoenix’s representations or warranties materially untrue or misleading, which would be a material breach or violation of any of PSI’s or Phoenix’s covenants or which would render the satisfaction of any condition to the Closing impossible; (t)

take any action which results or could reasonably be expected to result in a PSI Material Adverse Effect; or (u) agree, whether in writing or otherwise, to do any of the foregoing. In addition, neither PSI nor Phoenix shall incur or pay expenses for professional services performed prior to the Closing in connection with the transactions contemplated by this Agreement in excess of an aggregate of $575,000.

     6.2 Access. PSI shall, and PSI shall cause Phoenix to, allow IVAX and its authorized representatives reasonable access during normal business hours from and after the date hereof and prior to the Closing to all of the properties, assets, books, contracts, commitments and records of PSI or Phoenix for the purpose of making such reasonable investigation as IVAX may desire, and shall furnish IVAX such information concerning their affairs as IVAX may reasonably request. PSI shall, and PSI shall cause Phoenix to, cause their respective personnel to assist IVAX in making such investigation and shall use their best efforts to cause the counsel, accountants, and other non-employee representatives of PSI and Phoenix to be reasonably available to IVAX for such purposes. All such access and investigation shall be conducted at IVAX’s expense (except in the case of legal, accounting or other similar professional fees incurred by PSI or Phoenix, which shall be borne by PSI or Phoenix), at a reasonable time, under the supervision of PSI’s personnel or PSI’s representatives and in such a manner as to maintain the confidentiality of the Evaluation Material (as defined in the Confidentiality Agreement) and this Agreement and the transactions contemplated hereby and not to materially interfere with the normal operation of the business of PSI or Phoenix, and shall be subject to the provisions of the Confidentiality Agreement. Notwithstanding anything contained in this Agreement or any other agreement between IVAX and PSI executed prior to the date hereof, nothing herein shall require PSI or Phoenix to disclose any information to IVAX if such disclosure would in PSI’s reasonable discretion after consulting with its legal counsel (i) jeopardize any attorney-client or other legal privilege, or (ii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which PSI, Phoenix or any of their Affiliates is a party), it being understood that in the case of clause (ii) above that PSI shall use commercially reasonable efforts to obtain such Consents or waivers as would permit such disclosure.

     6.3 Confidentiality. The provisions of the Confidentiality Agreement shall remain binding and in full force and effect. The information contained herein, in any disclosure Schedule hereto or delivered or made available to IVAX or its authorized representatives pursuant hereto shall be deemed Evaluation Material (as defined and subject to the exceptions contained in the Confidentiality Agreement) until the Closing. In the event this Agreement is abandoned or terminated, each party shall upon request promptly return to the other any statements, documents, schedules or exhibits or other written information obtained from them in connection with this Agreement.

     6.4 Public Announcements. IVAX and the Seller’s Representative will notify each other before issuing any press releases or otherwise making any public statement with respect to this Agreement or any of the transactions contemplated hereby and will not issue any such press release or make any such public statement without the prior written consent of the other, except as may be required in respect of IVAX by applicable Law or the rules and regulations of the American Stock Exchange or the Commission and then only after the Seller’s Representative have been afforded a reasonable opportunity to review and comment on the same. Notwithstanding the foregoing, PSI may disclose this Agreement and information relating to this Agreement and the transactions contemplated hereby to the Sellers. In addition, PSI and Phoenix may disclose the substance of this Agreement to its lenders, employees, customers and parties to PSI Commitments as to which Consent is required, in each case, only after and in the manner as to which IVAX has reasonably agreed in advance of such disclosure.

     6.5 Notification. Each party to this Agreement shall promptly notify the other parties hereto in writing of the occurrence, or threatened occurrence, of any event, condition, circumstance, transaction or other item that would itself, or with any notice, lapse of time or both, constitute a material breach or violation of this Agreement by any party, that would cause any representation or warranty made by the notifying party in this Agreement to be materially false or misleading, or that would have been required to have been disclosed in this Agreement had such event, condition, circumstance, transaction or other item existed on the date hereof. PSI shall, and PSI shall cause Phoenix to, promptly notify IVAX of any event of which PSI or Phoenix obtains Knowledge which could adversely affect the condition (financial or otherwise), results of operations, assets, liabilities, properties, business, operations or prospects of PSI or Phoenix. Any such notification shall not diminish or alter any of the representations, warranties or covenants of the parties hereto set forth in this Agreement nor shall it limit or restrict any rights or remedies either party may have with respect to a breach or violation of any such representations, warranties or covenants.

     6.6 Consents. Each of PSI and Phoenix, on the one hand, and IVAX, on the other: (a) agrees to file, submit or request (or cause to be filed, submitted or requested) promptly after the date of this Agreement and to prosecute diligently any and all Consents, applications or notices required to be filed or submitted to any Agencies and requests for Consents of any Persons required to be obtained as set forth on Schedule 3.3(iii), if any; and (b) shall promptly make available to the other such information as each of them may reasonably request relative to its business, assets and properties as may be required by each of them to prepare and file or submit such Consents, applications and notices and any additional information requested by any Agency, and shall update by amendment or supplement any such information given in writing.

     6.7 Exclusive Dealing. Except for the transactions contemplated by this Agreement, unless and until this Agreement shall have been terminated, PSI shall not, nor shall PSI permit Phoenix or any of PSI’s or Phoenix’s respective Affiliates, employees, stockholders or agents, to, directly or indirectly, (a) solicit, encourage, initiate or participate in any negotiations or discussions with respect to, or which could reasonably be expected to lead to, or agree to or endorse or otherwise support, any offer or proposal to acquire all or substantially all of the business, properties or assets, or any shares of any class or series of the capital stock, of PSI or Phoenix, whether by merger, purchase or sale of capital stock or assets, bankruptcy, reorganization or otherwise, (b) except as required by Law, disclose to any Person any information not customarily disclosed concerning the business, assets or properties of PSI or Phoenix, (c) except as required by Law, afford any Person other than IVAX and its designees access to the assets, properties, books or records of PSI or Phoenix, other than in the Ordinary Course of Business or (d) otherwise assist or encourage any Person in connection with any of the forgoing. If PSI or Phoenix shall receive any offer or proposal, written or otherwise, of the type referred to in this Section 6.7, then PSI shall, no more than one business day after receipt thereof, inform IVAX of such offer or proposal and furnish IVAX with a copy thereof if such offer or proposal is in writing. PSI acknowledges and agrees that any breach or violation of or default under this Section 6.7 by PSI, Phoenix or any of their respective Affiliates, employees, stockholders or agents shall be deemed to be a breach and violation of and default under this Section 6.7 by PSI.

     6.8 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees (and PSI shall cause Phoenix) to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement.

     6.9 Intentionally omitted.

     6.10 Intentionally omitted.

     6.11 Information from PSI and Phoenix. PSI will, and will cause Phoenix to, cooperate with IVAX to a reasonable extent in connection with (a) the preparation of any documentation required or necessary in connection with IVAX’s attempt to obtain financing for the transactions contemplated by this Agreement and (b) the preparation or filing of any report or other document by IVAX with the Commission. PSI shall, and shall cause Phoenix to, (x) furnish all information as may be reasonably requested in connection therewith.

     6.12 Redemption of the Phoenix Notes. PSI shall cause Phoenix to take all actions necessary to issue, prior to the Closing Date, a call for the redemption of all of the outstanding Phoenix Notes in accordance with their terms, with the applicable redemption date (the “Note Redemption Date”) to be specified in writing by IVAX (in accordance with such terms) not less than three (3) business days prior to the Closing Date.

     6.13 HSR Act. Each of PSI and IVAX shall use commercially reasonable efforts to file (and PSI and IVAX shall cause their respective Affiliates to file, if necessary), and in any event shall file no later than April 1, 2005, any Notification and Report Forms and related materials that may be required to be filed with the Federal Trade Commission and the Antitrust Division of the Department of Justice under the HSR Act, and will use their respective best efforts to obtain (and will cause their respective Affiliates to use their best efforts to obtain, if necessary) an early termination of the applicable waiting period, and will make (and will cause their respective Affiliates to make, if necessary) any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith. IVAX shall pay the filing fee under the HSR Act for the filing of the Notification and Report Forms of PSI and IVAX in connection with the transactions contemplated by this Agreement.

     6.14 General Release. PSI shall cause GEI III, GEI Side III and LGP, and any Seller that is an Affiliate of any of the foregoing, and each non-employee director of PSI or Phoenix, to deliver to IVAX at the Closing a release in the form attached hereto as Exhibit B.

     6.15 Further Assurances. The parties hereto shall deliver any and all other instruments or documents required to be delivered pursuant to, or necessary or proper in order to give effect to, all of the terms and provisions of this Agreement.

     6.16 Employee Matters.

          6.16.1 IVAX acknowledges that, from and after the Closing Date, the employment, indemnification, severance and consulting Contracts set forth on Schedule 3.20 shall continue to be the legal, valid and binding obligation of PSI and Phoenix.

          6.16.2 To the extent permitted by applicable Law and the terms of such plans or arrangements, IVAX shall give employees of PSI or Phoenix immediately prior to the Closing (collectively, the “Company Employees”) full credit for purposes of eligibility, vesting, benefit accrual and determination of the level of benefits under any employee benefit plans or arrangements maintained by IVAX or any subsidiary of IVAX or any subsidiary of IVAX for such Company Employees’ service with Phoenix or PSI to the same extent recognized by PSI or Phoenix immediately prior to the Closing; provided, however, that such crediting of service shall not operate to duplicate any benefit. To the extent requested by IVAX reasonably in advance of the Closing, PSI and Phoenix shall each take all corporate action and shall use their commercially reasonable efforts to take any other action required to terminate, effective as of the Closing Date, each PSI Plan that contains a cash or deferred arrangement subject to Section 401(k) of the Code.

     6.17 Directors’ and Officers’ Indemnification. From and after the Closing, PSI and Phoenix will indemnify the individuals who at or prior to the Closing were directors or officers of PSI or Phoenix (collectively, the “Director/Officer Indemnitees”) with respect to all acts or omissions by them in their capacities as such at any time prior to the Closing, to the fullest extent (A) required by the Certificate of Incorporation or Bylaws of PSI or Phoenix in effect on the date hereof and (B) permitted by the Delaware General Corporation Law; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, neither PSI nor Phoenix shall have any obligation to indemnify any Director/Officer Indemnitee in connection with, as a result of or in any way relating to this Agreement or the transactions contemplated by this Agreement. If IVAX desires to effect a merger or assignment or similar corporate reorganization of PSI or Phoenix, it shall cause the successor or survivor to assume all of the PSI’s and Phoenix’s obligations as to the foregoing matters in a manner reasonably acceptable to the Director/Officer Indemnitees. In addition, Phoenix shall be entitled to purchase “tail” coverage prior to the Closing, provided that the cash portion of the purchase price set forth in Article II will be reduced, dollar for dollar, by the premium amount in excess of the lesser of (x) one-half of the premium and (y) $25,000.00 . If PSI or Phoenix makes any payment to a Director/Officer Indemnitee pursuant to this Section 6.17, PSI or Phoenix, as the case may be, shall be subrogated to the extent of any such payments against any such “tail” policy.

     6.18 Tax Matters.

          6.18.1 Cooperation on Tax Matters. The parties shall reasonably cooperate, and shall cause their respective Affiliates and their respective directors, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax returns and in resolving all disputes and audits with respect to all taxable periods or relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes.

          6.18.2 Amended Tax Returns. IVAX, PSI, and Phoenix shall not amend (or cause to be amended) any Tax return of PSI or Phoenix filed with respect to any taxable period ending on or before or including the Closing Date without the consent of the Sellers’ Representative if the effect of such filing would, in the reasonable judgment of the Sellers’ Representative, increase the exposure for indemnity pursuant to Section 7.3 of this Agreement.

          6.18.3 Pre-Closing Tax Returns. IVAX, PSI, and Phoenix shall provide the Sellers’ Representative with drafts of all Tax returns covering periods or portions of periods prior to the Closing Date no later than thirty (30) days prior to earlier of the due date (including any extensions thereof) or filing date thereof, to the extent claims for indemnification may be made with respect to such Tax returns hereunder. All such Tax returns shall be prepared in a manner consistent with similar Tax returns heretofore filed by PSI and Phoenix, except as required by law. The Sellers’ Representative shall have the right to review and provide comments on such Tax returns during the fifteen (15)-day period following the receipt of such Tax returns, provided that such fifteen (15)-day period shall be extended by one (1) day for each day after the second business day following the request from the Sellers’ Representative that IVAX does not provide information reasonably requested by the Sellers’ Representative in connection with the Sellers’ Representative’s review of such Tax returns. The Sellers’ Representative and IVAX shall consult with each other and attempt in good faith to resolve any issues arising as a result of such Tax returns and, if they are unable to do so, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Tax return) by an internationally recognized independent accounting firm chosen by both IVAX and the Sellers’ Representative. Upon resolution of all such items, the relevant Tax Return shall be timely filed on that basis.

          6.18.4 Tax Refunds. Any Taxes of PSI and Phoenix that are paid pursuant to the indemnification provisions set forth in Section 7.3 of this Agreement and are later refunded to, or credited against a Tax liability of, IVAX, PSI, Phoenix, or their Affiliates shall promptly be paid over to the Seller’s Representative (on behalf of the former holders of shares of PSI Common Stock and PSI Warrants).

ARTICLE 7
Survival; Investigation; Indemnification

     7.1 Survival of Representations and Warranties. The representations and warranties of PSI and the Sellers made in this Agreement shall survive the Closing until the First Expiration Date, provided that the representations and warranties set forth in Section 3.27 shall survive until the Final Expiration Date. Notice must be given of any claim for indemnification in respect of any alleged breach of a representation, warranty or covenant under Section 7.3 prior to the First Expiration Date, as to any claim other than a claim arising under Section 3.27, and as to any claim so arising under Section 3.27, notice must be given of any claim for indemnification in respect of any alleged breach of such representation and warranty prior to the Final Expiration Date. Notwithstanding the foregoing, the representations and warranties of each Seller set forth in Section 4.4 shall survive the Closing until ninety (90) days after the expiration of the applicable statute of limitations, and notice must be given of any claim for indemnification in respect of any alleged breach of Section 4.4 under Section 7.3 prior to such time.

     7.2 Investigation. The representations, warranties, covenants and agreements set forth in this Agreement shall not be affected or diminished in any way by the receipt of any notice pursuant to Section 6.5 or by any investigation (or failure to investigate) at any time by or on behalf of the party for whose benefit such representations, warranties, covenants and agreements were made.

     7.3 Indemnification.

          7.3.1 Subsequent to the Closing and subject to the limitations contained in this Article 7, PSI and each Seller, to the extent set forth in the Escrow Agreement, agrees to indemnify and hold harmless IVAX and its Affiliates, officers, directors, stockholders, employees and agents (each such indemnified party, an “IVAX Indemnified Party”) from, against and in respect of Damages incurred by any of them arising from (a) a breach of any representation or warranty of PSI or any Seller in this Agreement (when made, except in the case of each of the representations and warranties that by their terms are made solely as of a specified date, in which case breaches shall be measured only as of such specified date) or (b) a breach or violation of any covenant of PSI or the Sellers in this Agreement. As used herein, the term “Damages” shall mean any and all liabilities, damages, claims, deficiencies, fines, assessments, losses, penalties, interest, costs and expenses (including, without limitation, reasonable attorneys’ fees and costs), but shall not include any incidental, consequential or punitive damages or any claim for loss of value.

          7.3.2 PSI and the Sellers shall have no obligation for Damages under Section 7.3.1 unless and until the aggregate of all Damages (aggregating all claims for Damages under Section 7.3.1) exceeds five hundred thousand dollars ($500,000) (the “Basket Limitation”) (at which point PSI and the Sellers shall become liable only for amounts in excess of one hundred seventy-five thousand dollars ($175,000)). In no event will PSI and the Sellers’ liability (for indemnification or otherwise) with respect to the matters in Section 7.3.1 exceed in the aggregate the lesser of (a) twelve million five hundred thousand dollars ($12,500,000) and (b) the then-current market value of the Subsequent IVAX Shares Consideration (the “Cap Limitation”). The Basket Limitation shall not apply to any claim for indemnification in respect of any dispute with any Seller or any assertion by any Seller of appraisal rights in respect of the transactions contemplated by this Agreement or any short-form merger undertaken as contemplated by Section 2.3. Neither the Basket Limitation nor the Cap Limitation shall apply to any claim for indemnification against any Seller in respect of any dispute arising from such Seller’s breach or violation of any of the representations and warranties of such Seller set forth in Section 4.4.

          7.3.3 Except as set forth in the last sentence of Section 7.3.2 above, any indemnification required to be made by PSI or the Sellers pursuant to Section 7.3.1 shall be satisfied solely and exclusively pursuant to the terms of the Escrow Agreement by claim against the Subsequent IVAX Shares Consideration.

          7.3.4 The amount of any Damages for which indemnification is provided under this Article 7 shall be net of any specific reserve attributable to the subject matter of the related claim, as reflected on the portion of the work papers to the Most Recent Balance Sheet set forth on Schedule 7.3.4. In addition, to the extent any Damages arise in respect of a breach of the representation and warranty as to real estate, Damages shall be reduced, dollar for dollar, by the amount of coverage paid to any IVAX Indemnified Person under any title insurance policy in respect of such Damages; provided, however, that IVAX shall use all commercially reasonable efforts to avail itself of such coverage to the maximum extent allowable.

          7.3.5 If the indemnitor makes any payment under this Article 7 in respect of any Damages, the Shareholders’ Representative shall be subrogated, to the extent of such payment to the rights of the indemnified Person against any third party with respect to such Damages.

          7.3.6 For purposes of paying indemnification under this Section 7.3, the value of a share of IVAX Common Stock as of any date of payment of such indemnification shall be deemed to be the average closing price of a share of IVAX Common Stock on the American Stock Exchange during the ten (10) trading days preceding the date which is two (2) business days prior to such date of payment of such indemnification.

          7.3.7 IVAX agrees that the indemnification provisions of this Article 7 are intended to provide the exclusive remedy as to all Damages any IVAX Indemnified Party may incur arising from any breach of the representations, warranties or covenants of PSI or the Sellers herein or otherwise from the transactions contemplated by this Agreement and IVAX hereby waives any other rights or remedies that may arise under any applicable statute, rule or regulation.

          7.3.8 Indemnification for breaches of the representations in Section 3.27 shall be limited to Taxes of PSI and Phoenix for taxable periods ending on or prior to the Closing Date and the pre-Closing portion of any taxable period that begins before but does not end on the Closing Date. For purposes of determining the Taxes that arise in a period that begins before but does not end on the Closing Date, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than those described in clause (ii), be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income, receipts, payroll, sales or other items of revenue or expense, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.

     7.4 Procedures. All claims for indemnification under this Article 7 shall be asserted and resolved as follows:

          7.4.1 An IVAX Indemnified Party shall promptly notify the Sellers’ Representative of any event or occurrence with respect to which the IVAX Indemnified Party intends to seek indemnification pursuant to this Article 7; provided that if such event or occurrence is a suit, action, claim or legal, administrative, arbitration or other alternative dispute resolution, proceeding, audit or investigation by a third party (a “Third Party Claim”), an IVAX Indemnified Party shall give reasonably prompt notice thereof in writing. Each such notice shall describe in reasonable detail the basis of the claim for indemnity hereunder. The failure to give notice as required by this Section 7.4.1 in a reasonably prompt fashion shall not result in a waiver of any right to indemnification hereunder except to the extent that such failure actually increases the liability of the indemnifying party for Damages hereunder.

          7.4.2 The Sellers’ Representative shall not be entitled to assume the defense or settlement of any Third Party Claim for which an IVAX Indemnified Party has indicated it intends to seek indemnity hereunder unless IVAX and the Seller’s Representative agree that Seller’s Representative shall so assume the defense or settlement, or unless IVAX fails to actually assume the defense of the Third Party Claim. In all other instances, the IVAX Indemnified Party may engage counsel to defend, settle or otherwise dispose of such Third Party Claim, which counsel shall be reasonably satisfactory to the Sellers’ Representative; provided that that the IVAX Indemnified Party shall not settle or compromise any such Third Party Claim without the consent or agreement of the Sellers’ Representative (which consent will not be unreasonably withheld or delayed). The expense of such counsel shall be considered Damages hereunder.

          7.4.3 In cases where the IVAX Indemnified Party has assumed the defense or settlement of a Third Party Claim, the Seller’s Representative will reasonably cooperate with

IVAX Indemnified Party, and the Sellers’ Representative shall be entitled to participate at its own cost in any such Third Party Claim or in any negotiations or proceedings to settle or otherwise eliminate such Third Party Claim.

          7.4.4 In the event indemnification is requested, the Sellers’ Representative and its representatives and agents shall have access to the premises, books and records of IVAX, PSI and Phoenix, or parties seeking such indemnification, and their Affiliates to the extent reasonably necessary to assist it in defending or settling any action, proceeding or claim; provided that such access shall be conducted in such manner as not to interfere unreasonably with the operation of the business of any such Person. Except as reasonably necessary to assist it in defending or settling such action, proceeding or claim, the IVAX Indemnified Party shall not be required (i) to disclose any information with respect to itself or any of its Affiliates (or former Affiliates) or (ii) to participate in the defense of any claim to be indemnified hereunder.

          7.4.5 In the event that IVAX or its Affiliates (including PSI and Phoenix after the Closing Date) receive notice of any pending or threatened Tax audits or assessments or other disputes concerning Taxes with respect to which the Sellers may incur liability under Article 7 of this Agreement, the party in receipt of such notice shall promptly notify the Sellers’ Representative of such matter in writing and the Sellers’ Representative shall have the sole right to represent the interests of PSI and Phoenix in any Tax audit or administrative or court proceeding relating to such Taxes; provided that the Sellers’ Representative shall provide prompt notice to IVAX of any substantive meeting or telephone conference with any Taxing Authority with respect to such Tax matters and IVAX shall have the right to participate at its expense in any such meeting or conference. Notwithstanding the foregoing, the Sellers’ Representative shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect the liability for Taxes of the IVAX or its affiliates (including PSI and Phoenix after the Closing Date) for periods after the Closing Date without the prior written consent of IVAX, which consent shall not be unreasonably withheld.

     7.5 Payment and Releases from the Escrow Account.

          7.5.1 Any claim against the Subsequent IVAX Shares Consideration (the “Escrow Fund”) shall be made by presentation to the Escrow Agent of (i) a letter signed by each of IVAX and the Sellers’ Representative instructing the Escrow Agent to pay any IVAX Indemnified Party a specified amount of Damages or (ii) a copy of a judgment or judicial order or decree to the effect that any IVAX Indemnified Party is entitled to receive indemnification pursuant to this Article 7 and the amount of Damages determined with respect to such claim (the amount of any such Damages, whether agreed or set forth in a judgment, judicial order or decree, the “Indemnified Amount”). Upon presentation of any such letter, order or decree, the Escrow Agent shall release to the IVAX Indemnified Party a number of Shares of IVAX Common Stock equal in value, determined as set forth in Section 7.3.6, to the Indemnified Amount.

          7.5.2 On the First Expiration Date, the Escrow Agent shall distribute the portion of the Escrow Fund then remaining in the escrow account with a value (determined as set forth in Section 7.3.6) in excess of $2,000,000 to the former holders of shares of PSI Common Stock and PSI Warrants in accordance with the provisions of the Escrow Agreement; provided, however, that (i) in the event an audit in respect of PSI and Phoenix’s 2002 federal income tax returns for the 2002 taxable year is then in progress, the amount so released shall instead be the portion of the Escrow Fund in excess of $4,000,000, determined as set forth in Section 7.3.6 and (ii) if any claim for indemnification as to other matters is pending on the First Expiration Date and an amount in respect thereof has been asserted or agreed upon by IVAX and the Seller’s Representative that is less than the balance in the Escrow Fund, then such distribution shall be net of the amount so established and reserved in respect of such claim, with such retained amount to be disbursed in accordance with the terms of the Escrow Agreement. In the event an audit described in clause (i) above is commenced and completed prior to September 15, 2007 without any claim against the Escrow Fund, the portion of the Escrow Fund with a value in excess of $2,000,000 (determined as aforesaid) will be promptly released.

          7.5.3 On September 15, 2007, the Escrow Agent shall distribute the portion of the Escrow Fund then remaining in the escrow account with a value (determined as set forth in Section 7.3.6) in excess of $1,000,000 (or, if an audit in respect of PSI and Phoenix’s 2002 federal income tax returns for the 2002 taxable year is then in progress, $3,000,000) to the former holders of shares of PSI Common Stock and PSI Warrants in accordance with the provisions of the Escrow Agreement; provided, however, that in the event an audit in respect of PSI and Phoenix’s federal income tax returns for the 2003 taxable year through any period ending on or before the Closing Date is then in progress, such distribution shall be made only to the extent agreed upon as described in clause (ii) of Section 7.5.2. On the Final Expiration Date, the Escrow Agent shall distribute the remaining balance of the Escrow Fund to the former holders of PSI Common Stock and PSI Warrants in accordance with the Escrow Agreement; provided that if any claim for indemnification is then pending or any audit described above is then in progress, such distribution shall only be made to the extent agreed upon as described in clause (ii) of Section 7.5.2.

ARTICLE 8
Conditions Precedent to the Obligations of PSI and the Sellers

     The obligations of PSI and the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions (any of which may be waived in writing by the Sellers’ Representative in its sole discretion):

     8.1 Representations and Warranties. Each of the representations and warranties of IVAX contained in this Agreement or in any certificate or document delivered by IVAX pursuant to the provisions hereof at Closing shall be true and correct in all material respects (except for such representations and warranties qualified by materiality or IVAX Material Adverse Effect, which shall be true and correct in all respects) as of the Closing Date with the same force and effect as though made on and as of such date, except that those representations and warranties which address matters only as of a particular date shall be true and correct in all material respects (except for such representations and warranties qualified by materiality or IVAX Material Adverse Effect, which shall be true and correct in all respects) as of such date.

     8.2 Performance. IVAX shall have performed and complied with in all material respects all of the agreements, covenants and obligations required under this Agreement to be performed or complied with by them prior to or at the Closing.

     8.3 Certificates. IVAX shall have delivered to the Sellers’ Representative a certificate executed by its President, dated the Closing Date, certifying that (a) the conditions specified in Sections 8.1, 8.2 and 8.4 have been fulfilled and (b) attached to such certificate is a true and correct copy of the resolutions of the Board of Directors of IVAX authorizing the execution, delivery and performance of this Agreement by IVAX.

     8.4 No Material Adverse Change. There shall not have occurred any event or condition which has or could reasonably be expected to have an IVAX Material Adverse Effect.

     8.5 Absence of Litigation. No (a) litigation, arbitration or other legal or administrative proceeding that has a credible chance of enjoining, prohibiting or materially restricting the consummation of the transactions contemplated hereby shall be pending or, to the Knowledge of the parties hereto, threatened by or before any Court or Agency (other than any of the foregoing brought by or on behalf of any Seller) and (b) Law shall have been enacted or promulgated after the date hereof and no judicial or administrative decision (whether temporary, preliminary or permanent) shall have been rendered or entered after the date hereof, in each case, which enjoins, prohibits or materially restricts, or seeks to enjoin, prohibit or materially restrict, the consummation of all or any of the transactions contemplated by this Agreement.

     8.6 Governmental Consents. All Consents required by any Agency for the consummation of the transactions contemplated by this Agreement shall have been obtained, including, without limitation, the expiration or early termination of any notice and applicable waiting period under the HSR Act.

     8.7 Consents. IVAX shall have obtained all Consents listed on Schedule 5.3.

     8.8 Registration Statement Effective. The Registration Statement shall continue to be effective on the Closing Date.

     8.9 No Suspension. There shall not have been a suspension or material limitation in trading in securities generally on the American Stock Exchange at any time during the ten (10) trading day period preceding the date which is two (2) business days prior to the Closing Date or on the Closing Date.

     8.10 Listing of Shares. The shares of IVAX Common Stock to be issued pursuant to Section 2.3 shall have been approved for listing on the American Stock Exchange.

     8.11 Termination Payment. The payment due to LGP from Phoenix in respect of the termination of its Management Services Agreement shall have been made, and such agreement shall have been terminated through the execution of a termination agreement substantially in the form attached hereto as Exhibit C.

ARTICLE 9
Conditions Precedent to the Obligations of IVAX

     The obligations of IVAX to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions (any of which may be waived in writing by IVAX in its sole discretion):

     9.1 Representations and Warranties. Each of the representations and warranties of PSI and the Sellers contained in this Agreement or in any certificate or document delivered by PSI, Phoenix or the Sellers pursuant to the provisions hereof at Closing shall be true and correct in all material respects (except for such representations and warranties qualified by materiality or PSI

Material Adverse Effect, which shall be true and correct in all respects) as of the Closing Date with the same force and effect as though made on and as of such date (except that those representations and warranties which address matters only as of a particular date shall be true and correct in all material respects (except for such representations and warranties qualified by materiality or PSI Material Adverse Effect, which shall be true and correct in all respects) as of such date), except to the extent that such breaches of representations and warranties, individually and in the aggregate, have not had a PSI Material Adverse Effect.

     9.2 Performance. PSI and the Sellers shall have performed and complied with in all material respects all of the agreements, covenants and obligations required under this Agreement to be performed or complied with by them prior to or at the Closing.

     9.3 No Material Adverse Change. There shall not have occurred any event or condition which has or could reasonably be expected to have a PSI Material Adverse Effect.

     9.4 Certificates. PSI shall have delivered to IVAX a certificate executed by its President and its Chief Financial Officer, dated the Closing Date, certifying that (a) the conditions specified in Sections 9.1, 9.2, 9.3, 9.9 and 9.10 have been fulfilled and (b) attached to such certificate is a true and correct copy of the resolutions of the Board of Directors PSI authorizing the execution, delivery and performance of this Agreement by PSI.

     9.5 Absence of Litigation. No (a) litigation, arbitration or other legal or administrative proceeding that has a credible chance of enjoining, prohibiting or materially restricting the consummation of the transactions contemplated hereby shall be pending or, to the Knowledge of the parties hereto, threatened by or before any Court or Agency and (b) Law shall have been enacted or promulgated after the date hereof and no judicial or administrative decision (whether temporary, preliminary or permanent) shall have been rendered or entered after the date hereof, in each case, which enjoins, prohibits or materially restricts, or seeks to enjoin, prohibit or materially restrict, the consummation of all or any of the transactions contemplated by this Agreement.

     9.6 Governmental Consents. All Consents required by any Agency for the consummation of the transactions contemplated by this Agreement shall have been obtained, including, without limitation, the expiration or early termination of any notice and applicable waiting period under the HSR Act.

     9.7 Consents. PSI shall have obtained all Consents listed on Schedule 3.3(iii), if any.

     9.8 Related Party Agreements. All Contracts between Leonard Green and LGP, on the one hand, and PSI or Phoenix, on the other hand, including, without limitation, the Management Agreement and the PSI Stockholders Agreement, shall have been terminated or shall be terminated at the Closing by a written instrument reasonably satisfactory to IVAX (in the case of the PSI Stockholders Agreement, this Agreement is agreed to be satisfactory) and shall not have given rise to any additional liability, obligation or other compensation owing from or of PSI or Phoenix, except as expressly contemplated by this Agreement.

     9.9 Stockholder Matters. Each of the stockholders and warrantholders of PSI set forth on Schedule I attached hereto shall have executed this Agreement or an instrument of joinder; provided that this condition shall be deemed satisfied so long as stockholders owning at least 98% of the PSI Shares of each class shall have done so. IVAX shall have received “affiliate letters” from any person or entity from whom such letters are appropriate under applicable Law. Each of GEI III, GEI Side III and any other affiliate of LGP acquiring IVAX Common Stock shall have executed and delivered “standstill agreements” in the form attached hereto as Exhibit D.

     9.10 Leonard Green Releases. IVAX shall have received the general releases contemplated by Section 6.14.

     9.11 Officers and Directors. To the extent requested by IVAX, IVAX shall have received the resignations of the directors and officers of PSI and Phoenix.

     9.12 Redemption of the Phoenix Notes. Phoenix shall have issued the call for the redemption on the Note Redemption Date of all of the outstanding Phoenix Notes in accordance with Section 6.12 hereof.

ARTICLE 10
Termination

     10.1 Termination. This Agreement may be terminated:

          10.1.1 by the mutual written consent of the Sellers’ Representative and IVAX;

          10.1.2 by the Sellers’ Representative, at any time after May 15, 2005 (the “Termination Date”), if the Closing shall not have occurred on or before the Termination Date (provided that the failure of the Closing to occur by the Termination Date is not the result of the failure of PSI, Phoenix, LGP or any Seller to perform or fulfill any of their respective obligations hereunder required to be performed at or prior to the Closing; and provided, further, that either of IVAX or the Seller’s Representative shall be entitled to extend the Termination Date by notice to the other if, and only if, the United States Justice Department or Federal Trade Commission has initiated a “second request” in regard to the HSR filings made pursuant to this Agreement, for a period of up to 120 additional days to enable the parties to comply with such request);

          10.1.3 by IVAX, at any time after the Termination Date (or any extension thereof in accordance with Section 10.1.2 above), if the Closing shall not have occurred on or before the Termination Date (provided that the failure of the Closing to occur by the Termination Date is not the result of the failure of IVAX or any of its Affiliates to perform or fulfill any of their respective obligations hereunder required to be performed at or prior to the Closing);

          10.1.4 by the Sellers’ Representative, upon written notice provided to IVAX, if there has been any material misrepresentation or breach or violation of any representation or warranty of IVAX in this Agreement or if there has been a material breach or default by IVAX of any of its covenants or agreements contained in this Agreement, in each case, which is not cured within ten (10) business days after notice thereof, but in any event prior to the Termination Date;

          10.1.5 by IVAX, upon written notice provided to the Sellers’ Representative, if there has been any material misrepresentation or breach or violation of any covenant, representation or warranty of PSI or any Seller in this Agreement which would cause the condition in Section 9.1 hereof not to be satisfied were it to remain in effect through the Closing

Date and which is not cured within ten (10) business days after notice thereof, but in any event prior to the Termination Date;

          10.1.6 by the Sellers’ Representative, if any event or circumstance shall occur that renders the satisfaction of any condition to the obligations of PSI and the Sellers set forth in Article 8 (other than Section 8.7) impossible and such condition has not been waived by the Sellers’ Representative (provided that such event or condition is not the result of the failure of PSI or any of its Affiliates or any Seller to perform or fulfill any of their respective obligations hereunder required to be performed at or prior to the Closing); or

          10.1.7 by IVAX, if any event or circumstance shall occur that renders the satisfaction of any condition to the obligations of IVAX set forth in Article 9 (other than Section 9.7) impossible and such condition has not been waived by IVAX (provided that such event or condition is not the result of the failure of IVAX or any of its Affiliates to perform or fulfill any of their respective obligations hereunder required to be performed at or prior to the Closing).

     10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, written notice thereof shall promptly be given by the party electing such termination to the other party and, subject to the expiration of the cure period provided in Section 10.1.4 or 10.1.5, if any, this Agreement shall terminate without further action by the parties hereto and no party shall have any liability or further obligation under this Agreement (except the covenants and agreements contained in Section 6.3 and Article 12 shall survive the termination of this Agreement); provided, however, that if this Agreement is terminated because of the failure of any party to fulfill its obligations under this Agreement or as a result of a misrepresentation or breach or violation of any representation or warranty in this Agreement or a breach, violation or default of any covenant or agreement in this Agreement, of such party, then the non-defaulting party shall have available to it all legal and equitable rights and remedies. Notwithstanding the foregoing, in no event shall either party be entitled to incidental, consequential or punitive damages.

ARTICLE 11
AGREEMENTS AMONG SELLERS

     11.1 Appointment. Effective as of the date hereof, each Seller hereby irrevocably constitutes, appoints, authorizes, directs and empowers LGP (the “Sellers’ Representative”) to act as sole and exclusive agent, attorney-in-fact and representative of the Sellers (together, the “Represented Holders”), with full power of substitution, with respect to all matters under this Agreement, including receiving notices hereunder, entering into any amendment or modification hereof, executing the Escrow Agreement, engaging special counsel, accountants or other advisors or incurring such other expenses on behalf of the Represented Holders, resolving any dispute hereunder including but not limited to any disputes relating to the matters arising under Article 7 (Survival; Investigation; Indemnification) (whether by instituting any suit or action, or defending, settling or compromising any claim, waiving or refraining to enforce any right of the Represented Holders or taking any other action), or doing any and all things and taking any and all actions, in each case that the Sellers’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement or any other documents or instruments entered into in connection herewith. The Sellers each hereby agree that effective upon Closing, the

Stockholders Agreement shall terminate in full and shall be entirely superseded by this Agreement.

     11.2 Indemnification of Sellers’ Representative. Neither the Sellers’ Representative nor any of its officers, directors, employees, accountants, consultants, legal counsel, agents or other representatives (collectively, “Representatives”) shall incur any responsibility or liability whatsoever to any Represented Holder by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents gross negligence or willful misconduct. The Sellers’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue. Each Represented Holder shall indemnify, pro rata based upon such Holder’s ownership of PSI Common Stock (including PSI Warrants on an as exercised basis), to the fullest extent permitted by applicable Law each of the Sellers’ Representative and its Representatives against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including any and all expense whatsoever incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Sellers’ Representative or its Representatives hereunder or otherwise. The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Sellers’ Representative hereunder for its gross negligence or willful misconduct. In the event of any indemnification hereunder, upon written notice from the Sellers’ Representative to the Represented Holders as to the existence of a deficiency toward the payment of any such indemnification amount, each Represented Holder shall promptly deliver to the Sellers’ Representative full payment of his or her ratable share of the amount of such deficiency and the Sellers’ Representative shall be entitled to withhold any such amount from the amount distributable to any Represented Holder under this Agreement.

     11.3 Expenses. The Sellers’ Representative also shall be entitled to receive reimbursement from, and be indemnified by, each Represented Holder, pro rata based upon such Holder’s ownership of PSI Common Stock (including PSI Warrants on an as exercised basis), for any other expenses, charges or liabilities that the Sellers’ Representative incurs in the performance of its duties under this Agreement. The Sellers’ Representative shall be entitled to an advance for such expenses in the amount of $350,000, which amount shall be retained, on a pro rata basis, by the Sellers’ Representative from amounts distributable to the Sellers pursuant to Section 2.3.1. Upon written notice from the Sellers’ Representative to the Represented Holders as to the existence of a deficiency toward the payment of any such expenses, charges or liabilities, in excess of the $350,000 set aside for such purpose, each Represented Holder shall promptly deliver to the Sellers’ Representative full payment of his or her ratable share of the amount of such deficiency and the Sellers’ Representative shall be entitled to withhold any such amount from the amount distributable to any Represented Holder under this Agreement.

     11.4 Distribution of Payments. Any payments received by the Sellers’ Representative pursuant to Article 2 (Sale and Purchase) shall be distributed as soon as practicable to the Sellers on a pro rata basis, in accordance with the PSI Common Stock and PSI Warrants sold by them to IVAX pursuant to this Agreement. Any amounts not needed in respect of the advance for expenses set forth in Section 11.3 shall be similarly so distributed no later than the date of the final distribution pursuant to the Escrow Agreement.

     11.5 Reliance. IVAX and PSI shall have the right to rely upon all actions taken or omitted to be taken by the Sellers’ Representative in connection with this Agreement or any such other agreement, instrument or document and upon all of such actions or omissions being legally binding upon the Sellers, without any obligation to inquire of, or liability to, any holder of PSI Securities notwithstanding any Knowledge of any dispute or disagreement. The Sellers’ Representative will indemnify IVAX, PSI, Phoenix and their respective Affiliates from any Damages arising from or relating to any acts or omissions of the Sellers’ Representative in its capacity as such. Any payment made by IVAX or any of its Affiliates to the Sellers’ Representative pursuant to this Agreement shall constitute payment and satisfaction in full of such payor’s obligation to make such payment to the relevant Seller.

     11.6 Successor. If at any time hereafter LGP shall resign or otherwise become incapable of acting as the Sellers’ Representative, a successor Sellers’ Representative shall be elected by the affirmative vote of a majority-in-interest of the Sellers, in accordance with their former respective ownership of PSI Common Stock (including PSI Warrants on an as exercised basis). Every successor Sellers’ Representative appointed hereunder shall execute, acknowledge and deliver to its predecessor, and also to IVAX and the Represented Holders, an instrument in writing, reasonably satisfactory to IVAX and the Represented Holders, accepting such appointment hereunder, and thereupon such successor Sellers’ Representative, without any further act, shall become fully vested with all the rights, immunities and powers and shall be subject to all of the duties and obligations, of its predecessor. Until a successor Sellers’ Representative has been appointed, no such resignation shall be effective.

     11.7 Survival; Binding Effect. The grant of authority provided for in this Article 11 (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Represented Holder and (ii) shall survive the Closing, and any action taken by the Sellers’ Representative pursuant to the authority granted in this Agreement shall be effective and absolutely binding on each Represented Holder notwithstanding any contrary action of or direction from such Represented Holder, except for actions or omissions of the Sellers’ Representative constituting willful misconduct. All of the indemnities, immunities and powers granted to the Sellers’ Representative under this Article 11 shall survive the Closing and/or any termination of this Agreement.

ARTICLE 12
Miscellaneous

     12.1 Notices. Any notice, request, demand or other communication required or permitted under this Agreement shall be in writing and shall be delivered personally or sent by certified United States mail, return receipt requested, postage prepaid, sent by facsimile, or sent by nationally recognized overnight courier service with guaranteed next day delivery, in each case, to the parties hereto at the names, addresses and numbers set forth below (or at such other addresses or numbers as shall be specified by the parties hereto by like notice).

If to IVAX, then to:

IVAX Corporation
4400 Biscayne Boulevard
Miami, Florida 33137
Attention: General Counsel
Facsimile: (305) 575-6049

with a copy to:

Stearns Weaver Miller Weissler
Alhadeff & Sitterson, P.A.
Museum Tower, Suite 2200
150 West Flagler Street
Miami, Florida 33130
Attention: Richard E. Schatz, Esq.
Facsimile: (305) 789-3395

If to PSI or Phoenix, then to:

Phoenix Scientific, Inc.
3915 South 48th Street Terrace
St. Joseph, Missouri 64503
Attention: Kevin M. Schinze
Facsimile: (816) 364-3778

with copies to:

Leonard Green & Partners, L.P.
11111 Santa Monica Boulevard, Suite 2000
Los Angeles, California 90025
Attention: John M. Baumer
Facsimile: (310) 954-0404

and to:

Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, California 90071
Attention: Jennifer Bellah Maguire
Facsimile: (213) 229-6986

If to the Sellers’ Representative:

Leonard Green & Partners, L.P.
11111 Santa Monica Boulevard, Suite 2000
Los Angeles, California 90025
Attention: John M. Baumer
Facsimile: (310) 954-0404

and to: Gibson, Dunn & Crutcher LLP 333 South Grand Avenue Los Angeles, California 90071 Attention: Jennifer Bellah Maguire Facsimile: (213) 229-6986

Such notices, requests, demands and other communications shall be deemed given when actually received, or (a) in the case of delivery by nationally recognized overnight courier service with guaranteed next day delivery, the next day or the day designated for delivery, (b) in the case of certified United States mail, return receipt requested, postage prepaid, five (5) days after deposit in the United States mail or (c) in the case of facsimile, upon receipt by the sender of a confirmation report for the number designated above.

     12.2 Further Assurances. The parties hereto shall deliver any and all other instruments or documents required to be delivered pursuant to, or necessary or proper in order to give effect to, all of the terms and provisions of this Agreement.

     12.3 Entire Agreement. This Agreement and the Schedules hereto, the Confidentiality Agreement, the Escrow Agreement, the general release attached hereto as Exhibit B and the standstill agreement attached hereto as Exhibit D contain every obligation and understanding between the parties hereto and thereto relating to the subject matter hereof and thereof and merge all prior discussions, negotiations and agreements, if any, between them, and none of the parties hereto shall be bound by any representation, warranty, covenant, agreement or other understandings, other than as expressly provided or referred to herein.

     12.4 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign this Agreement or any rights hereunder, in whole or in part, except that any Seller may assign its rights hereunder to any person or entity that acquires or succeeds to its assets substantially as an entirety, or with the prior written consent of IVAX. IVAX may assign its right to purchase the PSI Shares pursuant to this Agreement to an Affiliate it controls (whether such Affiliate currently exists or is formed in the future); provided, however, that IVAX will continue to be bound by all of its obligations, including as to the issuance of the securities contemplated by Article 2. Any other assignment will require the prior written consent of the Seller’s Representative.

     12.5 Waiver. Any representation, warranty, covenant, agreement, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof. Any such waiver or extension shall be evidenced by an instrument in writing executed by the party hereto granting such waiver or extension. No waiver by any party hereto of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provision at any other time or a waiver or of such party’s rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach or violation of or default under this Agreement by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach, violation or default or any subsequent breach, violation or default by such other party.

     12.6 Amendment. This Agreement may be amended only upon the mutual written consent of (i) IVAX and (ii) the Sellers’ Representative, provided that no amendment can change the provisions of Article 2 without the consent of each adversely affected Seller and no amendment can change the provisions of Article 4, Article 7 or this Section 12.6 without the consent of Sellers holding (or, if after the Closing, formerly holding immediately prior to the Closing) at least 85% of the issued and outstanding shares of PSI Common Stock (including PSI Warrants on an as exercised basis).

     12.7 No Third Party Beneficiary. Except for Section 6.17, nothing in this Agreement is intended, or shall be construed or implied, to confer upon or give any Person other than the parties hereto and their respective successors or permitted assigns hereunder, any rights or remedies under or by reason of this Agreement.

     12.8 Severability. In the event that any provision contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall be unaffected and shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

     12.9 Expenses. Except as otherwise expressly provided in this Agreement, all expenses incurred in connection with this Agreement or any of the transactions contemplated hereby shall be borne solely by the party incurring such expenses. Notwithstanding the foregoing, PSI (or Phoenix) shall bear all reasonable expenses incurred by the Sellers in connection herewith (other than Taxes, if any).

     12.10 Headings. The article, section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

     12.11 Counterparts; Facsimile. This Agreement may be executed via facsimile and in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     12.12 Prevailing Party. In the event of any litigation with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay all reasonable fees and expenses of counsel for the prevailing party.

     12.13 Injunctive Relief. It is possible that remedies at law may be inadequate and, therefore, the parties hereto shall be entitled to equitable relief, including, without limitation, injunctive relief, specific performance or other equitable remedies, in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity.

     12.14 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the conflict of laws principles thereof. Any suit, action or proceeding against any party hereto with respect to this Agreement or any judgment entered by any court in respect of this Agreement may be brought in the courts of the State of Florida in Miami-Dade County, Florida, or in the United States District Court for the Southern District of Florida in Miami-Dade County, Florida, and the parties hereto accept the jurisdiction of those courts for the purpose of any such suit, action or proceeding. In addition, the parties hereto irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof, brought in Miami-Dade County, and further irrevocably waive any claim that any suit, action or proceeding brought in Miami-Dade County was brought in an inconvenient forum.

     12.15 Participation of Parties; Construction. The parties hereto acknowledge that this Agreement and all matters contemplated herein, have been negotiated among all parties hereto and their respective legal counsel and that all such parties have participated in the drafting and preparation of this Agreement from the commencement of negotiations at all times through the execution hereof. This Agreement shall be construed and interpreted without regard to any presumption or other rule or interpretation against the party who may have had primary responsibility for drafting this Agreement.

[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, each party hereto has duly executed this Agreement as of the day and year first set forth above.

IVAX CORPORATION a Florida corporation
By:	/s/ Phillip Frost
Name:	Phillip Frost
Title:	Chief Executive Officer

PSI HOLDINGS, INC., a Delaware corporation
By:	/s/ Kevin M. Schinze
Name:	Kevin M. Schinze
Title:	President and Chief Executive Officer

PHOENIX SCIENTIFIC, INC., a Delaware corporation
By:	/s/ Kevin M. Schinze
Name:	Kevin M. Schinze
Title:	President and Chief Executive Officer

Sellers: GREEN EQUITY INVESTORS III, L.P., a Delaware limited partnership (“GEI III”)
By:	GEI Capital III, LLC, its General Partner

By:	/s/ Illegible
Name:
Title:

GREEN EQUITY INVESTORS SIDE III, L.P., a Delaware limited partnership
By:	GEI Capital III, LLC, its General Partner

By:	/s/ Illegible
Name:
Title:

Sellers: BancAmerica Capital Investors I, L.P.
By:	/s/ Ann H. Browning
	Name:	Ann H. Browning
	Title:	Partner

Caisse de depot et placement due Quebec
By:	/s/ Louise Lalonde
	Name:	Louise Lalonde
	Title:	Manager

By:	/s/ Luc Houle
	Name:	Luc Houle
	Title:	Manager

Co-Investment Partners, L.P.
By:	CIP Partners, LLC, its general partner

By:	/s/ Bart D. Osman
	Name:	Bart D. Osman
	Title:	Managing Member

C-Squared CDO Ltd.
By:	TCW Advisors, Inc., as its Portfolio Manager

By:	/s/ Jonthan R. Insull
	Name:	Jonthan R. Insull
	Title:	Managing Director

GS Mezzanine Partners II Offshore, L.P.
By:	GS Mezzanine Advisors II, L.L.C., its general partner

By:	/s/ Melina Higgins
	Name:	Jonthan R. Insull
	Title:	Vice President

GS Mezzanine Partners II, L.P.
By:	GS Mezzanine Advisors II, L.L.C., its general partner

By:	/s/ Melina Higgins
	Name:	Melina Higgins
	Title:	Vice President

Hamilton Lane Private Equity Fund IV, L.P.
By:	HLSP Investment Management II Limited, its managing general partner
By:	Hamilton Lane Advisors, L.L.C.

By:	/s/ Mario L. Giannini
	Name:	Mario L. Giannini
	Title:	Chief Executive Officer

Midland National Life Insurance Company
By:	/s/ Todd Boehly
	Name:	Todd Boehly
	Title:	Managing Director

Lextron, Inc.
By:	/s/ R.C. Hummel
	Name:	R.C. Hummel
	Title:	Chairman

Midwest Veterinary Supply, Inc.
By:	/s/ Guy Flickinger
	Name:	Guy Flickinger
	Title:	President

Old Hickory Fund I, LLC
By:	PPM America, Inc., its manager

By:	/s/ Champ Rajii
	Name:	Champ Rajii
	Title:	Associate

PPM America Private Equity Fund L.P.
By:	PPM America Capital Partners, LLC, its general partner

By:	/s/ Champ Rajii
	Name:	Champ Rajii
	Title:	Associate

By:	/s/ Patrick Lanigan
	Name:	Patrick Lanigan
	Title:	Partner

PSI Co-Investment LLC
By:	Leonard Green & Partners, L.P.
By:	LGP Management, Inc., its general partner

By:	/s/ John Baumer
	Name:	John Baumer
Title:

MAGMA CDO Ltd.
By:	/s/ Kaitlin Trinh
	Name:	Kaitlin Trinh
	Title:	Vice President

TCW/Crescent Mezzanine Partners III Netherlands, L.P. TCW/Crescent Mezzanine Partners III, L.P. TCW/Crescent Mezzanine Trust III
By:	TCW/Crescent Mezzanine Management III, L.L.C., its investment manager
By:	TCW Asset Management Company, its subadvisor

By:	/s/ John Rocchio
	Name:	John Rocchio
	Title:	Managing Director

The Northwestern Mutual Life Insurance Company
By:	/s/ Mark E. Kishler
	Name:	Mark E. Kishler
	Title:	Authorized Representative

The Robert and Patti Antin Living Trust
By:	/s/ Illegible
Name:
Title:

Transamerica Life Insurance Company
By:	/s/ Michael S. Smith
	Name:	Michael S. Smith
	Title:	Vice President

Upper Columbia Capital, LLC
By:	/s/ Todd Boehly
	Name:	Todd Boehly
	Title:	Manager

WFC Holdings Corporation
By:	/s/ Gilbert Shen
	Name:	Gilbert Shen
	Title:	Attorney-in-fact

Arnold E. Baker Living Trust, dated April 7, 2001
By:	/s/ Arnold E. Baker
	Name:	Arnold E. Baker
	Title:	Trustee

Cheryl L. Bennett
/s/ Cheryl L. Bennett

Ryan S. Brown
/s/ Ryan S. Brown

Anthony M. Burnsides
/s/ Anthony M. Burnsides

John R. Carpenter, Trustee of the John R. Carpenter Declaration of Trust dated May 22, 2003
By:	/s/ John R. Carpenter
	Name:	John R. Carpenter
	Title:	Trustee

Lisa K. Carter
/s/ Lisa K. Carter

William R. Ellis
/s/ William R. Ellis

Phil Garcia, Jr. and Anella L. Garcia Revocable Living Trust, Dated October 11, 2002
By:	/s/ Phil Garcia, Jr. /s/ Anella L. Garcia
	Name:	Phil Garcia, Jr. & Anella L. Garcia
	Title:	Trustees

Robert D. Gunderson and Toni A. Gunderson, Trustees of the Robert D. Gunderson and Toni A. Gunderson Trust under Trust Agreement dated September 21, 2004, or their successor in trust
By:	/s/ Robert D. Gunderson /s/ Toni A. Gunderson
	Name:	Robert D. Gunderson & Toni A. Gunderson
	Title:	Trustees

Tamara D. Karr
/s/ Tamara D. Karr

Jerry L. Logston
/s/ Jerry L. Logston

Ken M. McConnell
/s/ Ken M. McConnell

Richard L. Mihalik and/or Melissa V. Mihalik, as Joint Tenants
/s/ Richard L. Mihalik /s/ Melissa V. Mihalik

Sara Miller
/s/ Sara Miller

Jennifer Prussman
/s/ Jennifer Prussman

Kevin M. Schinze
/s/ Kevin M. Schinze

Jack I. Shugart
/s/ Jack I. Shugart

Jerry L. Snyder
/s/ Jerry L. Snyder

Robert O. Wagner
/s/ Robert O. Wagner

Gerald L. Wasleski
/s/ Gerald L. Wasleski

Edna M. Weiss
/s/ Edna M. Weiss

Acknowledged and Agreed Solely With
Respect to Article 11:

LEONARD GREEN & PARTNERS, L.P.

By: LGP Management, Inc., its General Partner

By:          /s/ Illegible

Name:

Title: